Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INTERLINE BRANDS, INC.,

THE HOME DEPOT, INC.,

CHARIOT MERGER SUB, INC.,

AND

GS CAPITAL PARTNERS VI, L.P.

(solely in its capacity as the Representative under this Agreement)

Dated as of July 21, 2015

Exhibits

Exhibit A	List of Agreements to be Terminated
Exhibit B	Net Working Capital
Exhibit C	Form of Letter of Transmittal
Exhibit D	Form of Option Payment Letter
Exhibit E	Form of Escrow Agreement
Exhibit F	Estimated Closing Statement Example

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 21, 2015, is by and among (i) The Home Depot, Inc., a Delaware corporation (“Parent”), (ii) Chariot Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), (iii) Interline Brands, Inc., a Delaware corporation (the “Company”), and (iv) GS Capital Partners VI, L.P., solely as representative for the Stockholders and the Optionholders (the “Representative”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have unanimously approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, promptly following the execution and delivery of this Agreement, the Company will obtain, and deliver to Parent, the written consent of the Stockholders (as defined below) holding all of the issued and outstanding shares of Common Stock irrevocably approving this Agreement, the Merger and the transactions contemplated by this Agreement (the “Stockholder Consent”);

WHEREAS, in connection with the Merger, as of the Effective Time, subject to the terms and conditions of this Agreement, all Options (as defined below) and Restricted Shares (as defined below) will be cancelled and converted into the right to receive the amounts set forth in Section 3.2 below.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements hereinafter contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Aggregate Exercise Amount” means the aggregate amount of the per share exercise prices payable for all of the Options outstanding immediately prior to the Effective Time.

“Aggregate Shares” means the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (including the Restricted Shares) plus the aggregate number of shares of Common Stock for which Options (other than Underwater Options) outstanding immediately prior to the Effective Time are exercisable.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any other applicable federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Bonus Plan” means FY2015 Executive Cash Incentive Plan.

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

“Closing Cash” means the amount of all cash, cash equivalents and marketable securities convertible to cash within ninety (90) days held by the Company and its Subsidiaries, excluding all Restricted Cash, as of the close of business on the day immediately preceding the Closing Date, determined in accordance with GAAP.

“Closing Consideration” means (i) the Enterprise Value, less (ii) Estimated Indebtedness, plus (iii) Estimated Cash, less (iv) Estimated Transaction Expenses, plus (v) the Estimated Net Working Capital Adjustment, less (vi) the Escrow Amount less (vii) the Representative Escrow Amount.

“Closing Indebtedness” means the Indebtedness of the Company and its Subsidiaries as of the close of business on the day immediately preceding the Closing Date.

“Closing Net Working Capital” means the Net Working Capital as of the close of business on the day immediately preceding the Closing Date, calculated in accordance with GAAP, and subject to the accounting principles, methodologies, procedures and classifications set forth in Exhibit B attached hereto.

“Closing Net Working Capital Adjustment” means (i) the Closing Net Working Capital less (ii) the Target Net Working Capital (which amount may be a positive or negative number).

“Closing Transaction Expenses” means Transaction Expenses unpaid as of, or otherwise payable by the Company, the Surviving Corporation or any of their respective Subsidiaries after, the close of business on the day immediately preceding the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Company SEC Documents” means all forms, reports, schedules, statements, certificates, schedules and other documents filed or furnished by the Company or any of its Subsidiaries with the SEC.

“Confidentiality Agreement” means that certain Confidentiality Agreement entered into by the Company and Parent, dated as of June 4, 2015.

“Contract” means any contract, indenture, note, bond, lease, license, commitment, obligation, instrument, arrangement, understanding or other agreement to which a Person is bound or to which its assets or properties are subject, whether oral (to the extent purported to be binding) or written, and any amendments or supplements thereto.

“Contracting Agency” means any Governmental Body in the executive branch of the United States Government, including any wholly-owned Government corporation (as defined in 31 U.S.C. §9101), which enters into Contracts.

“Credit Agreements” means the Term Loan Credit Agreement and the Revolving Credit Agreement.

“DGCL” means the General Corporation Law of the State of Delaware as in effect from time to time.

“Enterprise Value” means $1,625,000,000.

“Environmental Law” means any Law (a) regulating or relating to the protection or cleanup of the environment, occupational health and safety as it relates to exposure to Hazardous Materials, natural resources or the use, treatment, storage, transportation, handling, disposal or release of Hazardous Materials or (b) imposing liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Registration, Evaluation,

Authorization and Restriction of Chemicals (REACH) (Regulation (EC) No 1907/2006 of the European Parliament and of the Council of 18 December 2006) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been or may be amended, and the regulations promulgated pursuant thereto.

“Environmental Permit” means any Permit required under applicable Environmental Law.

“Equity Incentive Plan” means the Interline Brands, Inc. Amended and Restated 2004 Equity Incentive Plan together with the Interline Brands, Inc. Amended and Restated 2012 Stock Option Plan.

“ERISA Affiliate” means (i) a corporation which, at the time of reference, is or was a member of a controlled group of corporations with the Company and/or its Subsidiaries within the meaning Section 414(b) of the Code, (ii) a trade or business which is or was under common control with the Company and/or its Subsidiaries within the meaning of Section 414(c) of the Code, or (iii) a member of an affiliated service group with the Company and/or its Subsidiaries within the meaning of Section 414(m) or (o) of the Code.

“Escrow Agent” means BNY Mellon, N.A.

“Escrow Amount” means an amount equal to $10,000,000.

“Event” means any change, event, circumstance, development, occurrence, condition, matter, state of facts or effect.

“GAAP” means generally accepted accounting principles in the United States consistently applied throughout the relevant periods.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local, foreign or supranational, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste that is toxic, ignitable, reactive, corrosive, radioactive or caustic, or is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person as of a specified date means, without duplication and whether or not then due and payable: (i) the principal of and accrued and unpaid interest in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, without limitation, all amounts outstanding under the Credit Agreements and the Indenture; (ii) all obligations of such Person issued or assumed as the deferred purchase price of any service, asset, right or property, including all conditional sale, earn-out, purchase price adjustment, holdback release or similar payments and other deferred purchase price obligations of such Person (but excluding trade accounts payable and other accrued current liabilities to the extent such amounts are included in the calculation of Net Working Capital); (iii) all obligations (including accrued interest) of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations arising out of any financial hedging, swap or similar arrangements; (v) all obligations, contingent or otherwise, of such Person in respect of any letters of credit, bankers’ acceptances, guarantees, sureties, performance or appeal bonds or similar credit support transactions or instruments (in each case to the extent drawn and unpaid or an event has occurred that (with notice, lapse of time, or both) would trigger a draw or permit a third party to draw); (vi) any amounts that are the subject of avoidance actions, including any amounts determined by a Governmental Body to have been preference payments or fraudulent conveyances; (vii) all accrued but unpaid obligations of such Person with respect to Craftwood Lumber Company v. Interline Brands, Inc. (the “Craftwood Matter”); (viii) all obligations of the type referred to in clauses (i) through (vii) guaranteed by, or secured by any Lien on any property or asset of, such Person (whether or not such obligation is assumed by such Person), and (ix) the aggregate of all principal, accrued interest, prepayment fees or expenses, premiums, penalties, termination fees or expenses, make-whole amounts, unwind costs, consent fees, breakage costs and other payment obligations of such Person that would arise if all such obligations of the type referred to in clauses (i) through (viii) were prepaid, extinguished, unwound or otherwise settled in full as of the specified date.

“Indenture” means that Indenture dated as of August 6, 2012, among the Company and the Trustee, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Intellectual Property” means all intellectual property and similar proprietary rights, whether registered or unregistered, throughout the world, including such rights in and to: (i) patents and patent applications (whether utility or design), including any provisional applications, utility models, and all continuations, continuations-in-part, divisionals, reissues, reexaminations, renewals and extensions of any of the foregoing (collectively, “Patents”); (ii) trademarks, trade names, service marks, trade dress, logos, corporate names, slogans and all other source identifiers (collectively, “Trademarks”), and the goodwill associated with any of the foregoing; (iii) Internet domain names; (iv) copyrights and copyrightable works, designs and works of authorship (collectively, “Copyrights”); (iv) trade secrets, know-how and confidential information, including ideas, methodology, models, algorithms, systems, processes and business, technical, engineering, servicing or financial information (and including those trade secrets as defined in the Uniform Trade Secrets Act and under corresponding foreign Law and common law), together with the right in any jurisdiction to limit the use or disclosure thereof (collectively, “Trade Secrets”); (v) software, firmware and computer programs and applications, including data files, source code, executable or object code, tools, application programming interfaces and libraries and related documentation and specifications (collectively, “Software”); (vi) data and databases; and (vii) applications and registrations for, and renewals and extensions of, any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge of any of Michael J. Grebe, Kenneth D. Sweder, Michael Agliata, Jonathan S. Bennett, Lucretia D. Doblado, Kevin O’Meara, Federico L. Pensotti, Annette Ricciuti or David C. Serrano.

“Law” means any applicable supranational, foreign, federal, state or local law, statute, code, ordinance, rule, regulation, legally binding administrative requirement or other restriction of any Governmental Body.

“Letter of Transmittal” means a letter of transmittal in substantially the form attached hereto as Exhibit C.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, servitude or transfer restriction.

“Material Adverse Effect” means any Event that, individually or in the aggregate together with all other Events, (a) has or would reasonably be expected to have a material adverse effect on the assets, liabilities, business, results of operations or financial condition of the Company and its Subsidiaries (taken as a whole), other than any Event to the extent resulting from one or more of the following: (i) the effect of any change in the United States or foreign economies or capital, credit or financial markets in general; (ii) the effect of any change that generally affects any industry or geographical areas in which the Company or any of its Subsidiaries operates; (iii) the effect of any change arising in connection with hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) the effect of any action taken by Parent or its Affiliates with respect to the transactions contemplated by this Agreement or with respect to the Company or its Subsidiaries (other than effects arising from the exercise of any rights of Parent or Merger Sub under this Agreement); (v) the effect of any earthquakes, hurricanes, tornadoes or other natural disasters; (vi) the effect of any changes in applicable Laws or GAAP or interpretations thereof; (vii) any effect resulting from the public announcement of this Agreement (provided, that this exclusion shall not apply to the representations and warranties set forth in Section 5.3) or any communication by Parent or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to the businesses of the Company and its Subsidiaries, including losses or threatened losses of, or any adverse change in the relationship with, employees, customers, suppliers, distributors or others having relationships with the Company or any of its Subsidiaries that results therefrom; (viii) any effect resulting from compliance with the terms of this Agreement (including Section 7.4, but provided that this exclusion shall not apply to the representations and warranties set forth in Section 5.3), but including in this clause (viii) the effect of in compliance with Section 7.2 only to the extent that such effect is the result of Parent unreasonably withholding its consent to the Company’s written request delivered in accordance with the notice requirements set forth in Section 11.7 to take an action otherwise prohibited under Section 7.2; or (ix) any effect resulting from any failure, in and of itself, by the Company and its Subsidiaries to meet any internal projections or forecasts (as distinguished from any Event giving rise or contributing to such failure); provided, however, that, in the case of clauses (i), (ii), (iii), (v) and (vi) above, any such Event shall not be deemed to be included in such clauses if, and solely to the extent, it has, or is reasonably expected to have, a materially disproportionate adverse effect on the assets, liabilities, business, results of operations or condition of the Company and its Subsidiaries (taken as a whole) as compared to other Persons similarly situated in the same industry, or (b) has prevented or materially delayed or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

“Net Working Capital” means, as at a specified date and without duplication, an amount equal to the aggregate amount of the current assets of the Company and its Subsidiaries specified in Exhibit B minus the aggregate amount of the current liabilities of the Company and its Subsidiaries specified in Exhibit B, calculated in accordance with GAAP, and subject to the accounting principles, methodologies, procedures and classifications set forth in Exhibit B attached hereto; provided, that Net Working Capital shall not include (i) Closing Cash, (ii) Indebtedness, including, for the avoidance of doubt, any accruals for the Craftwood Matter, (iii) Transaction Expenses, (iv) income tax receivables or income tax payables, (v) deferred income tax assets or deferred income tax liabilities or (vi) deferred rent obligations. Exhibit B also sets forth, for illustrative purposes only, an illustrative calculation of Net Working Capital as if it was calculated as of December 26, 2014.

“Notes” means the 10% / 10.75% Senior Notes due 2018 of the Company issued pursuant to the Indenture.

“Option” means the unexercised portion of each and every option to purchase Common Stock which is or will be outstanding as of immediately prior to the Effective Time, pursuant to the terms of the Equity Incentive Plan.

“Option Payment Letter” means an option payment letter in substantially the form attached hereto as Exhibit D.

“Optionholder” means any holder of Options as of immediately prior to the Effective Time.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of business of the Company and its Subsidiaries, consistent with past practice.

“Per Share Closing Consideration” means (i) the sum of (a) the Closing Consideration plus (b) the Aggregate Exercise Amount, divided by (ii) the Aggregate Shares; provided that, if the Per Share Closing Consideration so calculated is less than the exercise price per share of some Options, the calculation shall be repeated by excluding the Options with the highest exercise price per share from the Aggregate Shares in clause (ii) and the aggregate exercise price with respect to such Options from the Aggregate Exercise Amount in clause (i)(B), until the resulting Per Share Closing Consideration equals or exceeds the exercise price per share of all Options included in such calculation, and such Per Share Closing Consideration shall be the Per Share Closing Condition for purposes of this Agreement. Options excluded from the calculation of the Per Share Closing Consideration pursuant to the foregoing proviso shall be herein referred to as “Underwater Options”.

“Per Share Closing Option Consideration” means (i) the Per Share Closing Consideration less (ii) the exercise price for such Option.

“Per Share Escrow Release Amount” means (i) the amount in the Escrow Account released to, or at the direction of, the Representative for payment to the Stockholders and Optionholders divided by (ii) the Aggregate Shares.

“Per Share Positive Adjustment Amount” means, so long as the Post-Closing Adjustment Amount is positive, (i) the Post-Closing Adjustment Amount divided by (ii) the Aggregate Shares.

“Per Share Representative Escrow Release Amount” means (i) the amount in the Representative Escrow Account released to, or at the direction of, the Representative for payment to the Stockholders and Optionholders divided by (ii) the Aggregate Shares.

“Permits” means any approvals, authorizations, registrations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means all (i) defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance made available to Parent; (ii) Liens for (A) Taxes the validity of which are being contested in good faith by appropriate proceedings (promptly instituted and conducted), but only if adequate reserves with respect thereto have specifically been established in accordance with GAAP and reflected in the Financial Statements, or (B) Taxes not yet due and payable, but only if accrued in accordance with GAAP on the Company’s books and records; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business or that are being contested in good faith; (iv) zoning, entitlement and other similar land use regulations by any Governmental Body, the use or occupancy of real property or the activities conducted thereon which are not materially violated by the current use and occupancy of such real property or the operation of the business; (v) title of a lessor under a capital or operating lease; (vi) non-exclusive licenses granted in the Ordinary Course of Business to use any Company Intellectual Property or products of the Company or its Subsidiaries; (vii) Liens that will be released prior to or as of the Closing; (viii) Liens arising under this Agreement; (ix) Liens created by or through

Parent or Merger Sub; (x) Liens set forth on Schedule 1.1(a); and (xi) other Liens, if any, that do not secure an obligation to pay money and that would not materially impair the current use or occupancy of any property to which they relate in the operation of the business of the Company and its Subsidiaries.

“Person” means any individual, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personally Identifiable Information” means any information that, alone or in combination with any other information, can reasonably be associated with or identify an individual natural person, including name, physical address, telephone number, email address, financial account number or credit card number, government issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, and marital or other status.

“Prior Purchase Agreements” means any stock purchase agreement, asset purchase agreement, merger agreement or other acquisition or divestiture agreement pursuant to which the Company or any of its Subsidiaries entered into any merger or consolidation with any Person, or acquired or disposed of a material amount of the assets, properties, securities or business of any Person.

“Proceeding” means any judicial, administrative, investigative or arbitral action, suit, hearing, claim, investigation, or proceeding (public or private) by or before a Governmental Body.

“Related Party” means (i) any Stockholder who holds more than 2% of the outstanding shares of the Company or any officer or director of the Company or any of its Subsidiaries, (ii) any spouse, former spouse, child, parent, parent of a spouse, sibling or grandchild of any of the Persons listed in clause (i) above, (iii) any affiliated investment fund or vehicle of those listed on Schedule 1.1(b) (which for the avoidance of doubt, shall not include such Person’s portfolio companies or limited partners to the extent not otherwise a Related Party pursuant to the definition hereof), and (iv) any trust or other estate in which any of the Persons listed in clause (i) or (ii) above has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, other than the Company or any of its Subsidiaries.

“Representative Escrow Amount” means an amount equal to $500,000.

“Restricted Cash” means cash and cash equivalents that cannot be accessed or otherwise used by the Company due to legal or contractual restrictions.

“Restricted Share” means an unvested share of Common Stock which is or will be outstanding as of immediately prior to the Effective Time, pursuant to the terms of the Interline Brands, Inc. Amended and Restated 2012 Stock Option Plan.

“Restricted Share Holder” means any holder of Restricted Shares as of immediately prior to the Effective Time.

“Revolving Credit Agreement” means the Credit Agreement, dated as of September 7, 2012, as amended, by and among Interline Brands, Inc., a New Jersey corporation (the “Borrower”), the subsidiaries of the Borrower from time to time party thereto, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent and collateral agent.

“SEC” means the United States Securities and Exchange Commission.

“Stockholder” means any holder of Common Stock that is issued and outstanding as of immediately prior to the Effective Time.

“Subsidiary” of any Person means any other Person of which more than 50% of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned or controlled, directly or indirectly, by such first Person or one or more of the other Subsidiaries of such first Person or a combination thereof. For purposes of this definition, a partnership, association or other business entity shall be deemed to be a Subsidiary of a Person if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Target Net Working Capital” means $364,778,000.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments imposed by any Taxing Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, alternative, environmental, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property (real or personal) and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to Tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed with any Taxing Authority in respect of any Taxes, including any amendments thereof and including any schedules or attachments thereto.

“Term Loan Credit Agreement” means the first lien term loan agreement, dated as of March 17, 2014, as amended, by and among the Borrower, the Company, the subsidiaries of the Borrower from time to time party thereto, the lenders from time to time party thereto, and Barclays Bank PLC, as administrative agent and collateral agent.

“Transaction Expenses” means all of the fees and expenses of the Company or any of its Subsidiaries paid or payable in connection with the transactions contemplated by this Agreement, including, without limitation, (i) the amount of all attorneys’ fees and investment banker fees, and associated costs and expenses incurred by the Company or any of its Subsidiaries, (ii) all change of control, closing or signing bonuses and/or severance or retention or similar payments payable or benefits provided to any employee, officer, director or other service provider to the Company or any of its Subsidiaries solely as a result of the Merger and not as a result of any events occurring post-Closing, (iii) any severance payments and benefits due to any employee, officer or other service provider who is terminated prior to or on the Closing Date, (iv) any gross-up payments related to any tax imposed under Section 4999 of the Code as a result of the transactions contemplated by this Agreement (alone or in combination with any other event), (v) any payroll and other employment taxes due in respect of any Transaction Expenses referred to in clauses (ii) or (iii) (assuming the applicable payments are the last items of compensation payable to the applicable recipient for the taxable period in which the applicable payments are made), and (vi) any amounts payable by the Company or any of its Subsidiaries to any Related Party in connection with this Agreement or the transactions contemplated hereby, or otherwise, including any amounts payable under the Related Party Agreements; provided, however, Transaction Expenses shall not include any amounts included in Closing Indebtedness.

“Treasury Regulations” means the regulations promulgated by the Department of Treasury of the United States in respect of the Code.

“Trustee” means Wells Fargo Bank, National Association, as Trustee under the Indenture.

(b) For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

2015 Bonuses	7.9(d)
280G Stockholder Approval	7.9(e)
Accounting Firm	4.2(b)
Acquisition Transaction	7.10
Agreement	Preamble
Antitrust Filings	7.4(a)
Asbestos Claims	5.18
Audited Financial Statements	5.6(b)
Balance Sheet	5.6(b)
Bankruptcy and Equity Exception	5.2
Books and Records	7.11(a)
Certificate	3.3(b)
Certificate of Merger	2.2
Chosen Courts	11.6

Term	Section

Closing	10.1
Closing Date	10.1
Closing Option Cancellation Amount	3.2
Common Stock	3.1(b)
Company	Preamble
Company 401(k) Plans	7.9(e)
Company Benefit Plan	5.13(a)
Company Disclosure Document	7.9(e)
Company Documents	5.2
Company Employees	7.9(a)
Company Registered Intellectual Property	5.11(a)
Company Pension Plan	5.13(b)
Disclosure Schedules	1.1(c)(1)
Divestiture Action	7.4(b)
DKM	5.18
DKM SPA	5.18
DOJ	7.4(a)
Effective Time	2.2
End Date	10.2(a)
ERISA	5.13(a)
Escrow Account	3.4
Escrow Agreement	3.4
Estimated Cash	4.1
Estimated Closing Statement	4.1
Estimated Indebtedness	4.1
Estimated Net Working Capital Adjustment	4.1
Estimated Transaction Expenses	4.1
Exchange Act	5.6
Final Closing Cash	4.2(e)
Final Closing Consideration	4.2(e)
Final Indebtedness	4.2(e)
Final Net Working Capital Adjustment	4.2(e)
Final Statement	4.2
Final Transaction Expenses	4.2(e)
Financial Statements	5.6
Fried Frank	11.14(a)
FTC	7.4(a)
Government Contract	5.24
Indemnitee(s)	7.7(a)
Insurance Policies	5.19
IT Systems	5.11(f)
Leases	5.10(b)
Leased Real Property	5.10(b)

Term	Section

Major Customers and Suppliers	5.22
Major Sales Agents	5.23
Material Contract(s)	5.12(a)
Maximum Premium	7.7(b)
Merger	Recitals
Merger Sub	Preamble
Notes Redemption	7.13
Objection Notice	4.2(b)
Option Cancellation Amount	3.2
Owned Real Property	5.10(a)
Parent	Preamble
Parent 401(k) Plan	7.9(e)
Parent Documents	6.2
Per Share Merger Consideration	3.1(b)
Post-Closing Adjustment Amount	4.2(e)
Post-Closing Adjustment Statement	4.2(a)
Redemption Notice	7.13
Regulatory Laws	5.16
Related Party Agreements	7.15
Representative	Preamble
Representative Escrow Account	3.4
Representative Expenses	11.13(e)
Sarbanes-Oxley Act	5.6
Satisfaction & Discharge	3.3(b)
Section 280G Payments	7.9(e)
Securities Act	5.6
Stockholder Consent	Recitals
Surviving Corporation	2.1
Unaudited Financial Statements	5.6(b)
WARN	5.14(c)

(c) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step is to be taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement to “$” means U.S. dollars. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(iii) Exhibits/Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein and are an integral part of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. References to the transactions contemplated by this Agreement include the transactions contemplated by the other Company Documents and Parent Documents.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(vi) Herein. Words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including. The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii) Or and Will. The word “or” is not exclusive and the words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation, in each case, unless the context otherwise requires,

(ix) Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation and such item and underlying amount are specifically set forth on the balance sheet or financial statements or the Disclosure Schedules hereto, (B) such item is otherwise specifically set forth on the balance sheet or financial statements or (C) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(x) Joint Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements contemplated hereby and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(xi) Disclosure Schedules. The disclosure schedules delivered to Parent in connection with this Agreement (the “Disclosure Schedules”) have been arranged in sections corresponding to the Sections of this Agreement. Each section of the Disclosure Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent reasonably apparent on its face, that such information applies to such other section. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any agreement or other instrument or obligation.

ARTICLE II

THE MERGER

SECTION 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Effective Time, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

SECTION 2.2 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings and recordings required under the DGCL and Section 2.4 of this Agreement. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall mutually agree and shall specify in the Certificate of Merger (the date and time the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 2.3 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.4 Certificate of Incorporation and By-laws.

(a) The certificate of incorporation of the Company shall be amended in the Merger to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law (and subject to Section 7.7); provided, however, that the name of the Surviving Corporation in the certificate of incorporation shall remain “Interline Brands, Inc.”.

(b) The by-laws of the Company shall be amended in the Merger to be identical to the by-laws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended, shall be the by-laws of the Surviving Corporation until amended in accordance with applicable Law (and subject to Section 7.7); provided, however, that the name of the Surviving Corporation in the by-laws shall remain “Interline Brands, Inc.”.

SECTION 2.5 Directors. From and after the Effective Time, the directors of Merger Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 2.6 Officers. From and after the Effective Time, the officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; PAYMENTS

SECTION 3.1 Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock or other securities of the Company, Parent or Merger Sub:

(a) Each share of capital stock of Merger Sub issued and outstanding as of the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of the Effective Time.

(b) Each share of the common stock, par value $0.01 per share, of the Company (the “Common Stock”) issued and outstanding as of the Effective Time (other than the shares of Common Stock to be canceled pursuant to Section 3.1(c) or Section 3.1(d) below and the Restricted Shares to be canceled pursuant to Section 3.2 below) shall automatically be canceled and retired and shall cease to exist and shall be converted into the right to receive (i) the Per Share Closing Consideration, (ii) the Per Share Escrow Release Amount, (iii) the Per Share Representative Escrow Release Amount and (iv) the Per Share Positive Adjustment Amount, less any required withholding Taxes and without any interest thereon (the sum of (i), (ii), (iii) and (iv), the “Per Share Merger Consideration”).

(c) Each share of Common Stock that is owned by the Company as treasury stock immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(d) Each share of Common Stock that is owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

SECTION 3.2 Cancellation of Equity Awards. In accordance with the terms of the Equity Incentive Plan, the Company shall take all actions necessary to cause (a) all unvested Options to become fully vested on the Closing Date, but prior to the Effective Time, and (b) as of the Effective Time, each Option to be cancelled and converted into the right to receive, with respect to each share of Common Stock underlying such Option, (i) the Per Share Closing Option Consideration (the aggregate amount payable in respect of Options pursuant to this Section 3.2(b)(i), the “Closing Option Cancellation Amount”), (ii) the Per Share Escrow Release Amount, (iii) the Per Share Representative Escrow Release Amount and (iv) the Per Share Positive Adjustment Amount (the aggregate amount payable in respect of Options pursuant to this Section 3.2, the “Option Cancellation Amount”), in each case, less required withholding Taxes. Notwithstanding anything in this Agreement to the contrary, any Underwater Option shall be immediately canceled at the Effective Time without any consideration therefor. In accordance with the terms of the Interline Brands, Inc. Amended and Restated 2012 Stock Option Plan, the Company shall take all actions necessary to cause all Restricted Shares to be cancelled and converted into the right to receive, with respect to each share of Common Stock underlying such Restricted Share, the Per Share Merger Consideration, less required withholding Taxes. Notwithstanding anything herein to the contrary, no payment of any amounts contemplated by this Agreement shall be made to any Optionholder, in his or her capacity as such, after the fifth anniversary of the Closing Date.

SECTION 3.3 Payments.

(a) At the Closing, Parent shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all Indebtedness outstanding under the Credit Agreements (including, for the avoidance of doubt, any and all prepayment or similar fees), by wire transfer of immediately available funds as directed by the payoff letter for each of the Credit Agreements. For the avoidance of doubt, all such payments shall be included in the calculation of Closing Indebtedness.

(b) Promptly following the Effective Time, (i) in the event of the Notes Redemption pursuant to Section 7.13(a), Parent shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all Indebtedness outstanding under the Indenture (including, for the avoidance of doubt, any and all redemption or similar fees), by wire transfer of immediately available funds as directed by the Trustee under the Indenture, or (ii) in the event of the Satisfaction and Discharge pursuant to Section 7.13(b), Parent shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all Indebtedness outstanding under the Indenture by depositing, or causing the deposit of, U.S. Legal Tender or U.S. Government Obligations (as defined in the Indenture) as directed by the Trustee in an amount sufficient to satisfy in full all amounts due in connection with the satisfaction and discharge of the Company’s obligations under the Notes and the Indenture, including the redemption of the Notes on November 15, 2015 (or, (A) if such day is not a Business Day, the following Business Day, or (B) if the Closing Date is a date after October 16, 2015, the earliest date following the Closing Date on which the Notes may be redeemed in accordance with the Indenture), under arrangements satisfactory to the Trustee, in accordance with the terms of the Indenture (including, for the avoidance of doubt, any and all redemption or similar fees in respect thereof) (such satisfaction, discharge and redemption, collectively, the “Satisfaction and Discharge”). For the avoidance of doubt, all such payments set forth in subclauses (i) or (ii) above, as applicable, shall be included in the calculation of Closing Indebtedness.

(c) At the Effective Time, Parent shall pay or cause to be paid the Closing Consideration to the Stockholders and Optionholders. All payments under or pursuant to this Agreement shall be made by wire transfer of immediately available funds to one or more accounts designated by the Representative or by bank check if requested by the Representative; provided that the Closing Consideration payable to the Optionholders and the Restricted Share Holders shall be delivered to the Surviving Corporation for payroll processing and distribution at the next administratively practicable payroll date to each Optionholder and Restricted Share Holder. All disbursements to each Stockholder shall be made only after delivery by such Stockholder of a Letter of Transmittal and stock certificates representing all of such holder’s shares of Common Stock (each, a “Certificate”) either duly endorsed in blank for transfer or accompanied by duly executed in blank stock powers, and such other documents, in each case, as reasonably satisfactory to Parent. All disbursements to each Optionholder shall be made only after delivery by such Optionholder of an Option Payment Letter and such other documents, in each case, as reasonably satisfactory to Parent. Parent and the Company shall establish procedures to enable all Stockholders and Optionholders to deliver a Letter of Transmittal and/or Option Payment Letter, as applicable, at or prior to the Closing and to receive payment for the shares of Common Stock and/or Options covered thereby at the Effective Time or, if processed through payroll, at the next administratively practicable payroll date.

(d) If any Certificate or document evidencing Options shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate or document to be lost, stolen or destroyed and, if required by the Surviving

Corporation, Parent or any third party paying agent appointed thereby, the posting by such Person of a bond, in such customary amount as the Surviving Corporation, Parent or such third party paying agent may reasonably request, as indemnity against any claim that may be made against it with respect to such Certificate or document and delivery of a Letter of Transmittal or Option Payment Letter, as the case may be, Parent shall pay or cause to be paid the applicable portion of the Closing Consideration to which such Person is entitled pursuant to the provisions of this Article III.

(e) From and after the Effective Time, Parent shall pay, or cause to be paid, on behalf of the Company and its Subsidiaries, the Estimated Transaction Expenses to the applicable payees thereof, when such Estimated Transaction Expenses are due and payable, but only to the extent such Estimated Transaction Expenses will be reflected as Final Transaction Expenses in the Final Statement and will be taken into account for purposes of calculating the Final Closing Consideration. All Estimated Transaction Expenses to be paid by Parent or its designee on the Closing Date shall be expressly reflected by the Company on the Estimated Closing Statement.

SECTION 3.4 Escrow Agreement. On the Closing Date, Parent and the Representative shall enter into an escrow agreement with the Escrow Agent effective as of the Closing Date which shall be substantially in the form attached hereto as Exhibit E (the “Escrow Agreement”), and Parent shall deliver (i) the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to an account (the “Escrow Account”) to be designated and administered by the Escrow Agent pursuant to the Escrow Agreement and (ii) the Representative Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to an account (the “Representative Escrow Account”). All costs, fees, charges and expenses assessed by the Escrow Agent to maintain the Escrow Account as required hereunder, and any and all penalties, obligations and liabilities associated therewith or arising therefrom, shall be paid (a) first, from the funds available in the Escrow Account, and (b) thereafter, equally by the Surviving Corporation, on the one hand, and the Representative, on behalf of the Stockholders and the Optionholders (which amount shall be treated as a Representative Expense and paid from the Representative Escrow Account as provided in Section 11.13(e)), on the other hand. All costs, fees, charges and expenses assessed by the Escrow Agent to maintain the Representative Escrow Account as required hereunder, and any and all penalties, obligations and liabilities associated therewith or arising therefrom, shall be paid (a) first, from the funds available in the Representative Escrow Account, and (b) thereafter, by the Representative, on behalf of the Stockholders and the Optionholders (which amount shall be treated as a Representative Expense and paid from the Representative Escrow Account as provided in Section 11.13(e)).

SECTION 3.5 No Further Ownership Rights in Common Stock. The consideration paid in accordance with the terms of this Article III and Article IV shall be deemed to have been paid in full satisfaction of all rights pertaining to all shares of Common Stock (and all Options), and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Common Stock (or Options) that were outstanding prior to the Effective Time. From and after the Effective Time, the

Stockholders shall cease to have any rights with respect to shares of Common Stock and holders of Options shall cease to have any rights with respect to Options, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, any Certificates that immediately prior to the Effective Time represented outstanding shares of Common Stock are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

SECTION 3.6 Unclaimed Consideration. Any portion of the merger consideration that is being held by a third-party agent and that remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holder of a Certificate who has not theretofore complied with this Article III shall thereafter look only to Parent for, and Parent shall remain liable for, payment of any such holder’s claim for a portion of the merger consideration with respect to such Certificate, without interest thereon, in accordance with this Article III. If any Certificate shall not have been surrendered immediately prior to such date on which any portion of the merger consideration with respect to the shares of Common Stock represented by such Certificate would otherwise escheat to or become the property of any Governmental Body, any such portion of the merger consideration shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto or any Governmental Body.

SECTION 3.7 Stockholder Consent. The Company shall use its reasonable best efforts to secure, including by executing the consent as a Stockholder’s agent and attorney-in-fact, promptly following the execution and delivery of this Agreement (but no later than twenty-four (24) hours thereafter), the delivery of the Stockholder Consent to Parent.

SECTION 3.8 Withholding Rights. Parent, the Surviving Corporation and any third-party agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, Treasury Regulations or under any provision of any state, local or foreign Law with respect to Taxes. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or a third-party agent, as the case may be.

ARTICLE IV

DETERMINATION OF CLOSING CONSIDERATION AND POST-CLOSING ADJUSTMENTS

SECTION 4.1 Closing Estimates. Not less than two (2) Business Days prior to the Closing, the Company shall prepare and deliver to Parent a statement (the “Estimated Closing Statement”) reflecting in reasonable detail the Company’s good faith calculation of the Closing Consideration, with an example of such statement attached hereto as Exhibit F. In connection with determining the Closing Consideration, the Company shall estimate in good faith (with such estimates reflected in reasonable detail on the Estimated Closing Statement) the Closing Net Working Capital Adjustment (the “Estimated Net Working Capital Adjustment”), Closing Indebtedness (the “Estimated Indebtedness”), Closing Cash (“Estimated Cash”), and Closing Transaction Expenses (the “Estimated Transaction Expenses”). The Estimated Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement, including, as applicable, Exhibit B. The Company shall consider in good faith Parent’s comments to the Estimated Closing Statement and make such modifications to the Estimated Closing Statement as the Company shall determine in good faith are necessary to achieve conformity with the requirements of this Agreement, including, as applicable, Exhibit B. The Closing Consideration shall be adjusted following the Closing in the manner required by Section 4.2.

SECTION 4.2 Post-Closing Adjustments.

(a) As promptly as reasonably practicable after the Closing, but in no event later than sixty (60) days after the Closing Date, Parent shall cause the Surviving Corporation to prepare and deliver to the Representative a statement (the “Post-Closing Adjustment Statement”) setting forth the Surviving Corporation’s calculation of the Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, which shall be calculated on a basis consistent with this Agreement, including, as applicable, Exhibit B.

(b) The Surviving Corporation and Parent shall (i) permit the Representative and its representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) of the Surviving Corporation and any successor thereof and shall cooperate with the Representative in seeking to obtain work papers from the Surviving Corporation pertaining to or used in connection with the preparation of the Post-Closing Adjustment Statement and provide the Representative with copies thereof (as reasonably requested by the Representative) and (ii) provide the Representative and its representatives reasonable access to the employees and accountants of the Surviving Corporation and any successor thereof as reasonably requested by the Representative, in each case, in connection with its review of the Post-Closing Adjustment Statement. If the Representative disagrees with any part of the Surviving Corporation’s calculation of the Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash or Closing Transaction Expenses as set forth on the Post-Closing Adjustment Statement, the Representative shall, within forty-five (45) days after the Representative’s receipt of the Post-Closing Adjustment Statement, notify Parent in writing of such disagreement (an “Objection Notice”). The Objection Notice shall specify which aspects of the Post-Closing Adjustment Statement are being disputed and describe the basis for such dispute. If the Representative does not deliver an Objection Notice and to the extent the Objection Notice does not so dispute items in the Post-Closing Adjustment Statement within such forty-five (45) day period, then the Post-Closing Adjustment Statement shall be conclusive, final and binding on all of the parties (in such instance, a “Final Statement”). If an Objection Notice is delivered to Parent, then Parent and the Representative shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash and/or Closing Transaction

Expenses, and any such resolution shall be conclusive and binding on all of the parties (in such instance, a “Final Statement”). In the event that Parent and the Representative are unable to resolve all such disagreements within thirty (30) days after Parent’s receipt of such Objection Notice, Parent or the Representative may submit such remaining disagreements to a nationally recognized certified public accounting firm as is reasonably acceptable to Parent and the Representative (the “Accounting Firm”). Parent and the Representative shall enter into an engagement letter with the Accounting Firm promptly after its retention, which includes customary indemnification and other provisions.

(c) Parent and the Representative shall use reasonable best efforts to cause the Accounting Firm to resolve all remaining disagreements with respect to the computation of the Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses identified in the Objection Notice as soon as practicable, but in any event shall direct the Accounting Firm to render a determination within thirty (30) days after its retention. The Accounting Firm shall consider only those items and amounts in the Surviving Corporation’s and the Representative’s respective calculations of the Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash and Closing Transaction Expenses that are identified as being items and amounts to which Parent and the Representative have been unable to agree. In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Accounting Firm’s determination of the Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, as applicable, shall be based solely on written materials submitted by Parent and the Representative (i.e., not on independent review) and shall be determined on a basis consistent with this Agreement, including, as applicable, Exhibit B. The determination of the Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review (other than with respect to errors in arithmetic calculations) (in such instance, a “Final Statement”).

(d) The costs and expenses of the Accounting Firm in determining the Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash, and Closing Transaction Expenses shall be borne equally by the Surviving Corporation, on the one hand, and the Representative, on behalf of the Stockholders and the Optionholders (which amount shall be treated as a Representative Expense and paid from the Representative Escrow Account as provided in Section 11.13(e)), on the other hand.

(e) The Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash and Closing Transaction Expenses set forth on any Final Statement as determined in accordance with this Section 4.2 is the “Final Net Working Capital Adjustment”, “Final Indebtedness”, “Final Closing Cash” and “Final Transaction Expenses”. For purposes of this Agreement, “Final Closing Consideration” means (i) the Enterprise Value, less (ii) Final Indebtedness, plus (iii) Final Closing Cash, less (iv) Final Transaction Expenses, plus (v) the Final Net Working Capital Adjustment, less (vi) the Escrow Amount less (vii) the Representative Escrow Amount. For purposes of this Agreement, “Post-Closing Adjustment Amount” means (x) the Final Closing Consideration less (y) the Closing Consideration (which may be a positive or negative number). Within five (5) Business Days after the Final Closing Consideration and the Post-Closing Adjustment Amount are finally determined pursuant to this Section 4.2:

(i) If the Post-Closing Adjustment Amount is a positive amount, (A) Parent or the Surviving Corporation will promptly pay to, or at the direction of, the Representative, for payment to the Stockholders and Optionholders, by wire transfer or delivery of other immediately available funds, an amount equal to the lesser of (x) the Post-Closing Adjustment Amount and (y) the Escrow Amount and (B) Parent and the Representative shall provide joint written instructions to the Escrow Agent to release all amounts remaining in the Escrow Account to, or at the direction of, the Representative, for payment to the Stockholders and the Optionholders, in each case, by wire transfer or delivery of immediately available funds. If the Post-Closing Adjustment Amount is a positive amount and such amount is greater than the Escrow Amount, the Representative, on behalf of the Stockholders and the Optionholders, shall only be entitled to the Escrow Amount.

(ii) If the Post-Closing Adjustment Amount is a negative amount, Parent and the Representative will promptly instruct the Escrow Agent to (A) pay to Parent (or its designee) an amount equal to the lesser of (x) the absolute value of the Post-Closing Adjustment Amount and (y) the amount in the Escrow Account, and (B) release all amounts remaining in the Escrow Account (if any) to, or at the direction of, the Representative, for payment to the Stockholders and Optionholders, in each case, by wire transfer or delivery of other immediately available funds. If the Post-Closing Adjustment Amount is a negative amount and the absolute value of such amount is greater than the amount in the Escrow Account, Parent shall only be entitled to the amount in the Escrow Account.

(iii) If the Stockholders and the Optionholders are entitled to receive any payments under this Section 4.2, the Representative shall distribute or direct funds (A) to each Stockholder (other than Restricted Share Holders with respect to their Restricted Shares), the Per Share Escrow Release Amount and the Per Share Positive Adjustment Amount for each share of Common Stock held by such Stockholder immediately prior to the Effective Time, and (B) to the Surviving Corporation for payroll processing and distribution at the next administratively practicable payroll date to each Optionholder and each Restricted Share Holder, the Per Share Escrow Release Amount and the Per Share Positive Adjustment Amount, as applicable, for each share of Common Stock underlying the Options held by such Optionholder immediately prior to the Effective Time and each Restricted Share held by such Restricted Share Holder immediately prior to the Effective Time.

(iv) Any payment to be made pursuant to this Section 4.2(e) shall be treated by all parties for Tax purposes as an adjustment to the merger consideration, unless otherwise required by applicable Law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Disclosure Schedules or as set forth in any Company SEC Documents publicly available and filed or furnished on or after January 1, 2015 and prior to the day immediately preceding the date of this Agreement (but only to the extent such disclosure in such Company SEC Documents does not constitute a “risk factor” or forward-looking statement and is not otherwise similarly predictive, cautionary or forward-looking in nature and provided that the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.4, 5.20 and 5.25 shall not be qualified by the Company SEC Documents), the Company hereby represents and warrants to Parent and Merger Sub that each statement contained in this Article V is true and correct.

SECTION 5.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority and governmental authorizations to own, lease, operate and otherwise hold its properties and assets and to carry on its business as now conducted, except where the lack of such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is duly licensed or qualified to do business in each other jurisdiction in which it owns, leases, operates or otherwise holds properties or assets, or conducts business, so as to require such qualification, except where the lack of such license or qualification has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.2 Authorization of Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and the other agreements, documents instruments or certificates contemplated hereby or to be executed by the Company in connection with the consummation of the transactions contemplated hereby or thereby (the “Company Documents”), and to perform its obligations and consummate the transactions contemplated hereby or thereby. The execution, delivery and performance of this Agreement and the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or any Company Document or the consummation of the transactions contemplated hereby and thereby. The Stockholder Consent, when delivered, will be irrevocable and is the only vote of the holders of any securities of the Company or any of its Subsidiaries necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby. This Agreement has been, and each of the Company Documents has been or will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Company Document constitutes or when so executed and delivered will constitute, the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Bankruptcy and Equity Exception”).

SECTION 5.3 Conflicts; Consents of Third Parties.

(a) Except as set forth in Schedule 5.3(a), none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation by the Company of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof has conflicted or will conflict with or has resulted or will result in (with or without notice or lapse of time, or both) any breach or violation of or default or adverse modification of any terms under, or give rise to a right of acceleration, termination or cancellation of any obligation, or result in the creation of any Lien upon any of the properties or assets under, any provision of (i) the certificate of incorporation or by-laws or comparable organizational documents of the Company or any of its Subsidiaries; (ii) any Material Contract, material Lease or material Permit to which the Company or any of its Subsidiaries is a party or by which any of the properties or assets of the Company or any of its Subsidiaries are bound; (iii) any Order applicable to the Company or any of its Subsidiaries or by which any of the properties or assets of the Company or any of its Subsidiaries are bound; or (iv) any applicable Law (assuming compliance with the matters referred to in Section 5.3(b) and receipt of the Stockholder Consent), other than, in the case of clauses (ii), (iii) and (iv), for such items that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth in Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person (under Contract or otherwise) or Governmental Body is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement or the Company Documents or the compliance by the Company or any of its Subsidiaries with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act and any other applicable Antitrust Laws, (ii) as may be required by any applicable federal or state securities or “blue sky” laws or (iii) such consents, waivers, approvals, Orders, Permits, authorizations, declarations or filings that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.4 Capitalization.

(a) The entire authorized capital stock of the Company consists of 2,500,000 shares of Common Stock, of which 1,499,912.94290 are issued and outstanding, 3,712.01120 of which are reserved for issuance under the Company’s Equity Incentive Plan and 3,487.48880 of which are held in treasury. The record and beneficial owners of all of the outstanding shares of Common Stock and the number of shares held by each such holder are set forth in Schedule 5.4(a).

(b) All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable, were issued in compliance with applicable securities Laws or exemptions therefrom and, except as set forth in Schedule 5.4(b), are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the certificate of incorporation or by-laws of the Company or any Contract to which the Company is a party or otherwise bound.

(c) Except as set forth above and in Schedule 5.4(c), there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any of its Subsidiaries. Except for the Equity Incentive Plan, since September 7, 2012, the Company or any of its Subsidiaries have not adopted, sponsored or maintained any stock option plan or any other plan or Contract providing for equity or equity-based compensation to any Person. Each Restricted Share was granted under the Interline Brands, Inc. Amended and Restated 2012 Stock Options Plan and each Option has an exercise price that equals or exceeds the fair market value of a share of Common Stock as of the date of grant of such Option (and as of any later modification thereof within the meaning of Section 409A of the Code) within the meaning of Section 422 of the Code. Schedule 5.4(c) sets forth (A) with respect to each Option, (i) the holder’s employee identification number, (ii) the number of shares of Common Stock subject to such Option, (iii) the exercise price per share of such Option, and (B) with respect to each Restricted Share, (i) the holder’s employee identification number, (ii) to the Knowledge of the Company, whether the holder of the Restricted Share made an election under Section 83(b) of the Code with respect to such Restricted Share and (iii) the number of shares of Common Stock subject to such Restricted Share.

(d) There are not any outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

(e) None of the Company nor any of its Subsidiaries is a party to and, to the Knowledge of the Company, there will not be, whether or not the Company or any of its Subsidiaries is a party thereto, any Contract, right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or stockholders agreement with respect to the purchase, sale or voting of any shares of capital stock of the Company or any of its Subsidiaries or any securities convertible into or exchangeable or exercisable for any shares of capital stock of the Company or any of its Subsidiaries, other than this Agreement and except as set forth on Schedule 5.4(e).

SECTION 5.5 Subsidiaries.

(a) Schedule 5.5(a)(i) sets forth a true and complete list of each of the Company’s Subsidiaries and each such Subsidiary’s jurisdiction of incorporation or organization. Except as set forth in Schedule 5.5(a)(ii), the Company does not, directly or indirectly own, of record or beneficially, or directly or indirectly hold, the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person. All outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries are owned by the Company, directly or indirectly through one or more of its wholly-owned Subsidiaries, free and clear of any Liens, other than restrictions under applicable securities Laws and Permitted Exceptions. Neither the Company nor any of its Subsidiaries is obligated to make any capital contribution or to assume or otherwise become liable for any Indebtedness or obligations to make any payments with respect to any investment in any other Person.

(b) Each Subsidiary of the Company is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate or limited liability company power and authority and governmental authorizations to own, operate, lease and otherwise hold its assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each other jurisdiction in which it owns, operates, leases or otherwise holds assets, or conducts any business, so as to require such qualification, except where the lack of such power, authority, authorization, license or qualification has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Prior to the date hereof, the Company has made available to Parent a true and complete copy of each of the organizational documents for each of the Company’s Subsidiaries.

SECTION 5.6 SEC Reports; Financial Statements.

(a) Since September 7, 2012, (i) the Company has filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC, all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “Securities Act”), the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”) and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, each as in effect on the date so filed or furnished, and (ii) the Company will file until the Effective Time all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to such time, all of which will comply as of their respective filing dates in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, each as in effect on the date so filed or furnished. The principal executive officer and the principal financial officer of the Company have made all certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Document. None of the Company SEC Documents (as amended prior to the date hereof, if applicable), including any financial statements or schedules included or incorporated by reference therein, at the time filed (or if amended prior to the date hereof, as of the date of such amendment), contained (or will contain when filed) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) The Company has delivered to Parent prior to the date hereof, to the extent not available in the Company SEC Documents, true and complete copies of: (x) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 26, 2014, December 27, 2013 and December 28, 2012, and the related audited consolidated statements of operations, comprehensive (loss) income, equity and cash flows of the Company and its Subsidiaries for the fiscal years then ended (the “Audited Financial Statements”) and (y) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 27, 2015 (the “Balance Sheet”), and the related unaudited consolidated statements of operations, comprehensive (loss) income, equity and cash flows of the Company and its Subsidiaries for the three-month period then ended (the “Unaudited Financial Statements” and together with the Audited Financial Statements, including the related notes and schedules thereto, whether delivered to Parent or included in the Company SEC Documents, the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of the Unaudited Financial Statements, for normal and recurring year-end adjustments that are not material in the aggregate), (ii) are consistent with the books and records of the Company and (iii) fairly present, in all material respects, the consolidated financial position, results of operations, (loss) income, equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated therein.

(c) The books and records of the Company and its Subsidiaries have been maintained in all material respects in accordance with sound business practices, including the maintenance of an adequate system of internal controls, and fairly and accurately reflect, in all material respects, on a basis consistent with past periods and throughout the periods involved, (i) the financial position of the Company and its Subsidiaries and (ii) all transactions of the Company and its Subsidiaries. Except as set forth in Schedule 5.6(c), since December 26, 2014, the Company has not had any “material weakness” or “significant deficiency” in connection with its internal controls over financial reporting and is not investigating any matters that would be reasonably likely to indicate that such exist or have existed since December 26, 2014.

SECTION 5.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, fixed, contingent or otherwise) that are not reflected on the Balance Sheet or in the notes thereto, other than (i) liabilities or obligations set forth on Schedule 5.7, (ii) liabilities or obligations incurred in the Ordinary Course of Business after March 27, 2015, (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby, (v) liabilities or obligations that have been discharged or paid in full prior to the date hereof in the Ordinary Course of Business or (vi) any other liabilities or obligations that, in the aggregate, would not have a Material Adverse Effect.

SECTION 5.8 Absence of Certain Developments. Except as expressly contemplated by this Agreement and except as set forth in Schedule 5.8, since December 26, 2014, (i) the Company and its Subsidiaries have conducted their respective businesses in the Ordinary Course of Business, and (ii) there has not been any Event that, individually or in the aggregate together with all other Events, has had or reasonably would be expected to have a Material Adverse Effect.

SECTION 5.9 Taxes.

Except as set forth on Schedule 5.9:

(a) The Company and each of its Subsidiaries has (i) timely filed all U.S. federal income and other material Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full all of its material Taxes that are due and payable (whether or not shown on such Tax Returns).

(b) All material amounts required to have been collected or withheld by the Company or any of its Subsidiaries for the payment of Taxes have been, or will be, withheld and timely remitted to the Taxing Authority to whom such payment is due.

(c) No examination, audit, claim, assessment, deficiency or other Proceeding is pending or, to the Knowledge of the Company, threatened with regard to any material Taxes or material Tax Returns of the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment (which waiver or extension is still in effect), and no requests for waivers of the time to assess any material Tax have been made that are still pending (other than, in each case, extensions of time to file Tax Returns obtained in the ordinary course).

(e) Neither the Company nor any of its Subsidiaries has entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) that will have any effect following the Closing.

(f) Since July 21, 2012, neither the Company nor any of its Subsidiaries has received any written notice from any jurisdiction where the Company or any of its Subsidiaries has not filed Tax Returns indicating that the Company or any of its Subsidiaries is subject to taxation by that jurisdiction, except for any such notice which either (A) has been resolved or (B) the Company reasonably believes has been resolved.

(g) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of

Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(h) There are no Liens with respect to any material Taxes upon any of the assets and properties of the Company or its Subsidiaries, other than Permitted Exceptions.

(i) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b), or, to the Knowledge of the Company, any transaction under a similar provision of state, local or foreign Tax Law.

(j) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for a Tax period (or portion thereof ) ending after the Closing Date as a result of any (i) change in method of accounting for a Tax period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) election under Section 108(i) of the Code or (vi) item of income or deduction that was realized prior to the Closing Date.

(k) Except for any group of which the Company is, or any of its Subsidiaries is or was, the common parent, neither the Company nor any of its Subsidiaries is or was a member of an Affiliated Group.

(l) Neither the Company nor any of its Subsidiaries (i) is a party to, or bound by, any Tax sharing or Tax allocation agreements (other than (x) any such agreement which includes only one or more of the Company and any of its Subsidiaries and (y) any such commercial agreement the primary purpose of which does not relate to Taxes entered into in the Ordinary Course of Business), (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of law, as a transferee or successor, by Contract (other than any commercial contract the primary purpose of which does not relate to Taxes entered into in the Ordinary Course of Business), or otherwise, (iii) to the Knowledge of the Company, has engaged in any “intercompany transactions” in respect of which gain was and continues to be deferred pursuant to Treasury Regulations Section 1.1502-13 or any analogous or similar provision of Law, or (iv) to the Knowledge of the Company, has any “excess loss accounts” in respect of the stock of any Subsidiary pursuant to Treasury Regulations Section 1.1502-19, or any analogous or similar provision of Law.

(m) This Section 5.9 represents the sole and exclusive representations and warranties of the Company regarding Tax matters.

SECTION 5.10 Real and Personal Property.

(a) Schedule 5.10(a)(i) sets forth a true and complete list of all real property owned by the Company and its Subsidiaries (such properties, together with all improvements and fixtures located thereon or attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing, the “Owned Real Property”). The Company or one of its Subsidiaries has good and marketable fee simple title to all Owned Real Property free and clear of all Liens, other than Permitted Exceptions. Such real property includes all real property, easements, rights of way, and other real property interests appurtenant to the real property (when taken together with the Leases) necessary to conduct the business and operations of the Company as presently conducted. Schedule 5.10(a)(ii) contains a complete and correct list of all Owned Real Property which any Person other than the Company or its Subsidiaries has any right (whether by lease, license or otherwise) to use or occupy.

(b) Schedule 5.10(b) sets forth a list of all leases, subleases, licenses and similar occupancy agreements for real property leased, licensed or otherwise occupied by the Company or its Subsidiaries as tenant or lessee (including as subtenant or sublessee or licensee or comparable party) (the “Leased Real Property”, and such leases, subleases, licenses and similar occupancy agreements, in each case including all amendments, the “Leases”). Except as set forth on Schedule 5.10(b), the Leases are in full force and effect, subject to the Bankruptcy and Equity Exception. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any landlord or other counterparty thereto is in default in any material respect under any Lease and no event has occurred or condition exists that, with or without notice or lapse of time or both, would constitute a material default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any landlord or other counterparty thereto. The Company has delivered or made available to Parent prior to the date hereof complete and accurate copies of each of the Leases. The Company or one of its Subsidiaries has a valid leasehold or subleasehold or license or comparable interest relating to each parcel of the Leased Real Property, free and clear of all Liens, except for Permitted Exceptions. Schedule 5.10(b) contains a complete and correct list of all Leased Real Property which any Person other than the Company or its Subsidiaries has any right (whether by sublease, license or otherwise) to use or occupy.

(c) With respect to the tangible properties and assets of the Company and its Subsidiaries (excluding real property and Intellectual Property), except as would not be reasonably likely to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have good and marketable title to, or hold pursuant to valid and enforceable leases free and clear of any Liens other than Permitted Exceptions, all such properties and assets necessary to the conduct of the businesses of the Company and its Subsidiaries.

SECTION 5.11 Intellectual Property.

(a) Schedule 5.11(a) sets forth a true and complete list of all Patents and Patent applications, registered and applied-for Trademarks, Copyright registrations and applications for registration and registered Internet domain names, in each case, that are owned by the Company or any of its Subsidiaries (collectively, “Company Registered Intellectual

Property”) and, for each item of Company Registered Intellectual Property, provides: (1) the application or registration number, (2) filing date and (3) applicable filing jurisdiction. To the Knowledge of the Company, all Company Registered Intellectual Property is subsisting, and all material Company Registered Intellectual Property is valid and enforceable. No false allegations of use or other false statements have been made in connection with the filing, prosecution or maintenance of any material Company Registered Intellectual Property and, to the Knowledge of the Company, there are no facts, information, or circumstances, including prior use of Trademarks, that would render any material Company Registered Intellectual Property invalid or unenforceable, or would affect any pending application for any material Company Registered Intellectual Property.

(b) The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to each item of Company Intellectual Property, including such Company Registered Intellectual Property listed in Schedule 5.11(a), free and clear of all Liens other than Permitted Exceptions.

(c) To the Knowledge of the Company, the Company and its Subsidiaries own or have the valid right to use all the Intellectual Property necessary for the conduct of their businesses.

(d) To the Knowledge of the Company, neither the operation of the business of the Company and each of its Subsidiaries, nor any product or service manufactured, sold or provided by the Company or its Subsidiaries, infringes, misappropriates or otherwise violates, or since September 7, 2012, has infringed, misappropriated or otherwise violated, the Intellectual Property of any Person. No Proceeding is currently pending or, to the Knowledge of the Company, has been threatened in writing in which any Person (i) alleges that the Company or any of its Subsidiaries, or any of their products or services, infringes, misappropriates or otherwise violates the Intellectual Property of any other Person (including claims for indemnification) and no Person has claimed (including by means of invitations to license or similar notices) such an infringement, misappropriation or violation or (ii) challenges the validity or enforceability of any Company Intellectual Property or the Company’s or any of its Subsidiaries’ ownership thereof (including any oppositions, reexaminations or interference proceedings, infringement actions, nullity actions, reissue proceedings, cancellations or objections). No Proceeding is currently pending or has been threatened in writing against any third party in which the Company or any of its Subsidiaries alleges an infringement, misappropriation or violation by such third party of any Company Intellectual Property and, to the Knowledge of the Company, no third party is engaging in any activity that infringes, misappropriates or otherwise violates Company Intellectual Property.

(e) The Company and its Subsidiaries have taken all reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets included in Company Intellectual Property. All Persons involved in the creation, invention or development of any material Intellectual Property for or on behalf of the Company or any of its Subsidiaries have executed a valid and enforceable written assignment of all such Intellectual Property to the Company or one of its Subsidiaries, except where such written assignment is not required under Law in order to vest ownership of such Intellectual Property in the Company or one of its Subsidiaries.

(f) There has been no material failure or other material substandard performance of any servers, computer hardware, networks, Software, databases, telecommunications systems, websites, IP addresses, interfaces, and related systems (collectively, “IT Systems”), which has caused any material disruption to the business of the Company or any of its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable steps to provide for the back-up and recovery of data and commercially reasonable disaster recovery plans, procedures and facilities and, as applicable, have taken commercially reasonable steps to implement such plans and procedures. The Company and its Subsidiaries have taken all reasonable actions to protect the integrity and security of IT Systems and the information stored thereon from unauthorized use, access, or modification by third parties and from viruses and contaminants. There have been no material unauthorized intrusions or breaches of the security of such IT Systems nor any material loss of data.

(g) The Company’s and its Subsidiaries’ collection, processing, use, recording, storage, transfer, disclosure and disposal of Personally Identifiable Information is and, at all times since September 7, 2012, has been (A) compliant with all applicable privacy policies, terms of use and public statements of the Company and the Subsidiaries; (B) to the Knowledge of the Company, in compliance with all privacy, data protection and other applicable Laws and (C) consistent with the authorizations given by the relevant individual natural persons. There are no Proceedings pending or, to the Company’s knowledge, threatened in writing, against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries has failed to comply with any of the foregoing clauses (A) – (C). Except as set forth in Schedule 5.11(g), there has been no allegation of loss, theft, unauthorized disclosure of, or unauthorized access to, any Personally Identifiable Information held by or on behalf of the Company or any of its Subsidiaries. No disclosure of any data breach or network security breach has been or, to the Knowledge of the Company, should have been made by the Company or a Subsidiary under applicable Law or to any Governmental Authority.

(h) Neither the execution, delivery or performance of this Agreement nor the transactions contemplated by this Agreement will (i) result in the Company or any of its Subsidiaries being in breach of any applicable privacy Laws or the privacy policies of the Company or any of its Subsidiaries, or (ii) result in or require the licensing or non-assertion of any Intellectual Property of the Company or its Affiliates (other than any Company Intellectual Property as currently licensed to third parties).

SECTION 5.12 Material Contracts.

(a) Schedule 5.12(a) sets forth a true and complete list of all of the following Contracts (each a “Material Contract” and, collectively, the “Material Contracts”) to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective assets or properties is bound and which:

(i) relate to the borrowing of money and (A) involve payments of more than $1,000,000 per year or (B) relate to mortgaging, pledging or otherwise placing a Lien on any of the assets of the Company or any of its Subsidiaries, other than Permitted Exceptions;

(ii) relate to joint ventures, partnerships or other similar arrangements involving the sharing of profits, losses, costs or liabilities of the Company or any of its Subsidiaries with any other Person;

(iii) provide for severance, retention, change of control or other similar payments involving payments in excess of $1,000,000;

(iv) constitute license or royalty agreements involving expected payments of more than $500,000 in any twelve months covered by such license or agreement;

(v) constitute a lease or agreement under which it is a lessee of, or holds or operates any personal property owned by any other Person, for which the annual rent exceeds $500,000;

(vi) impose or purport to impose any restriction upon the ability of the Company or any of its Subsidiaries or any of their respective Affiliates to freely engage in their respective businesses or any other lines of business anywhere in the world (including through exclusivity, most-favored status, non-competition restrictions or similar restrictions);

(vii) constitute a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of any other Person or any of such other Person’s Affiliates;

(viii) constitute a guaranty of any obligation of any Person (other than the Company or any of its Subsidiaries);

(ix) relate to the supply, manufacturing, distribution, marketing, advertising or promotion of products or services involving in any such case payments by the Company or any of its Subsidiaries of more than $10,000,000 per year (other than purchase orders entered into in the Ordinary Course of Business);

(x) relate to the supply of products or services or sales by the Company or its Subsidiaries involving in any such case payments to the Company or any of its Subsidiaries of more than $10,000,000 per year (other than purchase orders entered into in the Ordinary Course of Business);

(xi) relate to the pending acquisition or sale of a business having a fair market value in excess of $1,000,000;

(xii) constitute a Prior Purchase Agreement entered into by the Company or any of its Subsidiaries or any purchase agreement for the purchase of all or substantially all the assets or securities or business of a Person that contains any indemnification provision or other contingent obligation that is currently in effect;

(xiii) contain any put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $500,000;

(xiv) constitute an employment agreement or equity or equity-based award agreement (including options and restricted shares) with an executive officer of the Company;

(xv) constitute a consulting agreement providing for payments thereunder in excess of $1,000,000 in the aggregate that have not yet been paid;

(xvi) constitute a Contract under which a Person (other than the Company or any of its Subsidiaries or any of their respective customers) is advanced or loaned an amount exceeding $250,000;

(xvii) constitute a Government Contract or another agreement with any Governmental Body providing for payments thereunder in excess of $500,000, including any subcontracts or GSA Schedules to which the Company or any of its Subsidiaries is or has been a party since September 7, 2012;

(xviii) constitute a Contract pursuant to which the Company or any of its Subsidiaries (x) grants rights (including by license, option, covenant not to sue, immunity or release) with respect to any Intellectual Property to any other Person or (y) is granted rights (including by license, option, covenant not to sue, immunity or release) to any Intellectual Property of any other Person (but excluding non-exclusive licenses for shrink-wrap, click-wrap or other non-custom, off-the-shelf Software commercially available to the public generally with annual license, maintenance, support and other fees not exceeding $100,000 per license), in each case of (x) and (y), other than non-exclusive trademark and copyright licenses granted in the Ordinary Course of Business solely in connection with the marketing and sale of products of the Company or its Subsidiaries by third party licensees or of third parties by the Company or its Subsidiaries as licensees;

(xix) constitute an Order or settlement agreement that imposes any non-monetary remedy on the Company or any of its Subsidiaries that is currently in effect and materially restricts the Company and its Subsidiaries; or

(xx) if terminated, would reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth in Schedule 5.12(b), each Material Contract listed on Schedule 5.12(a) is in full force and effect and neither the Company nor any of its Subsidiaries has received any written notice of any default or event that with or without notice or lapse of time, or both, would constitute a default in any material respects by the Company, its Subsidiaries or any counterparty under any Material Contract.

(c) Except as set forth in Schedule 5.12(c), neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any counterparty to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Material Contract.

(d) Complete and correct copies of all Material Contracts, together with all modifications and amendments thereto, have been made available to Parent prior to the date hereof.

SECTION 5.13 Employee Benefits Plans.

(a) Schedule 5.13(a) lists each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) whether or not subject to ERISA) and each other bonus, stock option, stock purchase, incentive, deferred compensation, commission, fringe benefit, employment, severance, retention, change in control, retirement or supplemental retirement, welfare, profit-sharing, consulting, equity or equity-based compensation or other employee benefit plan, agreement, arrangement, policy or program, in each case, maintained or sponsored by the Company or any of its Subsidiaries for the benefit of current or former employees or service providers (or dependents or beneficiaries thereof) of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries may have any liability. The Company has made available to Parent prior to the date hereof correct and complete copies (or to the extent no such copy exists, a description of) of (i) each Company Benefit Plan and all amendments thereto, (ii) the most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iv) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan and (v) all material filings and correspondence with any Governmental Body relating to any Company Benefit Plan. The Company Benefit Plans are all in compliance with their terms and the applicable provisions of ERISA, the Code and all other applicable Laws, except for any noncompliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, as of the date hereof, there are no pending or, to the Knowledge of the Company, threatened, disputes, arbitrations, claims, suits or grievances involving a Company Benefit Plan (other than routine claims for benefits payable under any such Company Benefit Plan) that would reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.

(b) The Company has made available to Parent prior to the date hereof a complete and accurate list of the current employees of the Company and its Subsidiaries as of the date hereof and shows with respect to each such employee, (i) to the extent permitted by applicable law, the employee’s name, (ii) position held, (iii) principal place of employment and (iv) annual base salary or hourly wage rate, as applicable, including each employee’s designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act.

(c) (i) All Company Benefit Plans that are “employee pension plans” (as defined in Section 3(3) of ERISA) and that are intended to be tax qualified under Section 401(a) of the Code (or similar non-U.S. Law for such Company Benefit Plans that are maintained outside the United States) that are sponsored or maintained by the Company or any of its Subsidiaries (each, a “Company Pension Plan”) are so qualified and (ii) no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would adversely affect the qualification of such Company Pension Plan and that cannot be corrected without material liability. The Company has made available to Parent prior to the date hereof a correct and complete copy of the most recent determination letter received with respect to each Company Pension Plan (or comparable qualification document issued by a comparable non-U.S. Governmental Body), as well as a correct and complete copy of each pending application for a determination letter, if any.

(d) None of the Company Benefit Plans provides post-employment or retiree medical or other post-employment or retiree welfare benefits to any Person, other than health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

(e) All material contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made.

(f) No Company Benefit Plan is (i) an employee benefit plan subject to Title IV of ERISA or Section 412 of the Code or (ii) a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA). Neither the Company nor any of its Subsidiaries has incurred or is reasonably likely to incur any material liability under Title IV of ERISA, or any such liability under similar applicable Laws of a non-U.S. jurisdiction, and there are no facts or circumstances that could reasonably be expected to give rise to such liability. None of the Company, its Subsidiaries or any of their ERISA Affiliates has at any time during the six-year period preceding the date hereof maintained, contributed to or incurred any liability under any “multiemployer plan” or any employee benefit plan subject to Title IV of ERISA or Section 412 of the Code.

(g) Each Company Benefit Plan that constitutes a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and that is subject to Section 409A of the Code has been operated and maintained in all respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder during the respective time periods in which such operational or documentary compliance has been required, except as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries.

(h) The execution and delivery of this Agreement and performance of the transactions contemplated hereby, will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Company Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee or other service provider, (ii) result in the triggering or imposition or any restrictions or limitations on the right of the Company or any of its Subsidiaries to amend or terminate any Company Benefit Plan (or result in adverse consequences for so doing) or (iii) after giving effect to the shareholder approval contemplated by Section 7.9(d) and without regard to any agreements or arrangements between the Parent and any of the Company Employees, result in any payment that would be characterized as an “excess parachute payment” under Section 280G(b)(1) of the Code.

(i) Neither the Company nor any of its Subsidiaries has the contractual obligation to indemnify, hold harmless or gross-up any individual with respect to any tax, penalty or interest under Sections 4999, 409A or 457A of the Code.

(j) Each Company Benefit Plan is in compliance with, and the operation of each such Company Benefit Plan will not result in the incurrence of any material penalty to the Company or any of its Subsidiaries under, the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable.

SECTION 5.14 Labor.

(a) Neither the Company nor any of its Subsidiaries is a party to any labor, works council, collective bargaining or similar agreement.

(b) There are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, union organization campaigns with respect to employees of the Company or any of its Subsidiaries and no disputes concerning representation of such employees exists, (iii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries, or (iv) written communications received by the Company or any of its Subsidiaries of the intent of any Governmental Body responsible for the enforcement of labor or employment Laws to conduct an investigation of or affecting the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

(c) In the eighteen months prior to the date hereof, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification (“WARN”) Act or any similar applicable law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, (ii) a “mass layoff” or collective dismissal (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries, or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar Law.

(d) The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification, wages and hours, immigration, meal and rest breaks, employee reimbursement, fair labor standards and occupational safety and health and employment practices, and the Company has not received written notice of any pending or threatened claim of any violation of such Law or investigation or audit relating to these Laws.

(e) Neither the Company nor any of its Subsidiaries has classified an individual as an “independent contractor” or of similar status who, according to a Company Benefit Plan or applicable Law, should have been classified as an employee or of similar status, except where the failure to properly classify such individual would not result in any liability to the Company or any of its Subsidiaries.

SECTION 5.15 Litigation. Except as set forth on Schedule 5.15, there are no (a) investigations by a Governmental Body pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, which have been or would reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole or (b) Proceedings involving, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, which have been or if adversely determined would reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole. Except as set forth on Schedule 5.15, neither the Company nor any of its Subsidiaries is a party or subject to any material outstanding Order. To the Knowledge of the Company, no Person (including any Governmental Body) has made any claim, and there is no Proceeding pending, threatened or resolved, in respect of which any director, officer, member, employee or agent would be reasonably expected to claim indemnification from the Company. As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Company, threatened that would be reasonably likely to prohibit or materially restrain the ability of the Company to enter into this Agreement or consummate the transactions contemplated hereby.

SECTION 5.16 Anticorruption Laws. Neither the Company nor any of its Subsidiaries has, (x) to the Knowledge of the Company, for the period beginning five years prior to the date of the Agreement and ending on September 6, 2012, and (y) from and after September 7, 2012, violated, to the extent applicable, (i) the U.S. Foreign Corrupt Practices Act, as amended, or any of its implementing regulations; (ii) in any material respect, any other anti-bribery, anticorruption or similar Laws; (iii) in any material respect, any Laws relating to financial record keeping and reporting, currency transfer and money laundering; or (iv) in any material respect, any economic sanctions or export control Laws ((i) through (iv) are collectively, the “Regulatory Laws”). The Company and its Subsidiaries have established internal controls, policies, and procedures reasonably designed to ensure compliance with the Regulatory Laws. To the Knowledge of the Company, since September 7, 2012, neither the Company nor any of its Subsidiaries has received any allegation or conducted any internal investigation relating to a violation or potential violation of the Regulatory Laws.

SECTION 5.17 Compliance with Laws; Permits.

(a) The Company and its Subsidiaries are, and have been since September 7, 2012, in compliance with all Laws of any Governmental Body applicable to their respective businesses or operations, except for failures to comply that have not been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, or that would be reasonably likely to prohibit or materially restrain the ability of the Company to enter into this Agreement or consummate the transactions contemplated hereby, or that would be reasonably likely to prohibit or materially restrain the ability of the Company to enter into this Agreement or consummate the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries has received any written notice of, has Knowledge of or has been charged with, any violation of any Laws by the Company or any Subsidiary of the Company, except for violations that have not been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, or that would be reasonably likely to prohibit or materially restrain the ability of the Company to enter into this Agreement or consummate the transactions contemplated hereby.

(b) The Company and its Subsidiaries currently have, and have had since September 7, 2012, all material Permits required for the operation of their respective businesses (including the operation of the Company’s and its Subsidiaries’ real property and tangible assets) as then conducted, except where the absence of such Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default or violation, and no Event has occurred which, with notice of the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permits to which it is a party, to which its business is subject or by which any of its properties or assets are bound except for such defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.18 Environmental Matters. Except as set forth on Schedule 5.18(a), (a) except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (i) the Company and each of its Subsidiaries is and has been since September 7, 2012 in compliance with all Environmental Laws and is in possession of, and in compliance with, all Environmental Permits necessary for the conduct and operation of the business; (ii) all such Environmental Permits are in full force and effect and no action is pending or, to the Knowledge of the Company, threatened to suspend, modify, amend or challenge any Environmental Permit, (iii) there are no Proceedings pending or, to the Knowledge of the Company, threatened against or regarding the Company or any of its Subsidiaries arising under Environmental Laws; (iv) to the Knowledge of the Company, there is not now and has not been any Hazardous Material used, generated, treated, released or otherwise existing at, on, under or emanating from the Owned Real Property or the Leased Real Property, except as would not reasonably be expected to result, individually or in the aggregate, in liabilities under applicable Environmental Laws, (v) the Company and its Subsidiaries have not received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Materials or alleged violation of, or non-compliance with, any Environmental Law, including with respect to any Hazardous Material located at any real property formerly owned, leased or operated by the Company or any of its Subsidiaries (or any of their predecessors) or transported or disposed offsite by or on behalf of the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such notice is threatened, (vi) neither the Company nor any of its Subsidiaries is or has been the subject of any claims alleging any damages arising from the use of or exposure to any asbestos or asbestos-containing products manufactured, used, distributed or sold on or prior to the Closing Date by the Company or any of its Subsidiaries (or any of their predecessors) (any such claims, the “Asbestos Claims”) and (vii) to the Knowledge of the Company, there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans that would reasonably be expected to (A) interfere with or prevent continued compliance by the Company or any of its Subsidiaries with Environmental Laws and the requirements of Environmental Permits or (B) give rise to any liability or other obligation under any Environmental Laws, (b) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require any investigation or remediation activities or notice to or consent of any Governmental Body or third party pursuant to any Environmental Law, including with respect to the New Jersey Industrial Site Recovery Act, (c) the Company has delivered, or made available, to Parent prior to the date hereof true and complete copies of any material environmental assessments, reports, audits, studies, analyses, tests or monitoring possessed by or otherwise reasonably available to the Company or its Subsidiaries pertaining to compliance by the Company or its Subsidiaries with, or actual or potential liability of the Company or its Subsidiaries under, Environmental Laws, and (d) with respect to the Asbestos Claims, (A) to the Knowledge of the Company, the statements set forth on Schedule 5.18(b) are true and correct in all material respects, (B) the indemnity provided to the Company and its Subsidiaries by The Dyson-Kissner-Moran Corporation (“DKM”) under the terms of the Stock Purchase Agreement, dated as of November 15, 1999 (the “DKM SPA”), between DKM and Wilmar Industries, Inc. is in full force and effect and there have been no defaults or threatened defaults thereunder and none of the transactions contemplated by this Agreement will impact DKM’s obligation to indemnify the Company and its Subsidiaries with respect to the Asbestos Claims, and (C) the Company has delivered, or made available, to Parent prior to the date hereof a true and complete copy of the DKM SPA together with all amendments and modifications thereto (if any). This Section 5.18 constitutes the sole and exclusive representations and warranties of the Company with respect to matters arising under Environmental Law.

SECTION 5.19 Insurance. A true and complete list of the material insurance policies maintained by the Company or any of its Subsidiaries with respect to the Company and its Subsidiaries and their respective assets and properties (the “Insurance Policies”) is set forth on Schedule 5.19. All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet but may be required to be paid with respect to any period ending prior to the Closing Date) and, except as set forth on Schedule 5.19, to the Knowledge of the Company, neither the

Company nor any of its Subsidiaries is in default with respect to its obligations under such policies maintained by them. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination or non-renewal of any such policies with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation, termination or non-renewal.

SECTION 5.20 Transactions with Related Parties. Except as set forth on Schedule 5.20, (i) there is not, and immediately after the Closing there will not be, any Contract between the Company or any of its Subsidiaries, on the one hand, and any Stockholder or Optionholder or, to the Knowledge of the Company, any other Related Party, on the other hand, (ii) no Stockholder or Optionholder or, to the Knowledge of the Company, any other Related Party, has any claim or right against the Company or any of its Subsidiaries (except for employment Contracts and claims thereunder or under any Company Benefit Plan) and (iii) neither the Company nor any of its Subsidiaries is indebted, directly or indirectly, to any Stockholder or Optionholder or, to the Knowledge of the Company, any other Related Party, in any amount whatsoever, other than for compensation or employee benefits related to the employment of such Person or reimbursable business expenses, nor is any Related Party indebted to the Company or any of its Subsidiaries, except for advances made to employees of the Company or any of its Subsidiaries in the Ordinary Course of Business for reimbursable business expenses anticipated to be incurred by such obligor.

SECTION 5.21 Financial Advisors. Except as set forth on Schedule 5.21, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and no such Person is entitled to any fee or commission or like payment (other than as shall be included in the Final Transaction Expenses) from the Company in respect thereof.

SECTION 5.22 Customers and Suppliers. The Company has delivered to Parent prior to the execution of this Agreement a list of the Company’s and its Subsidiaries’ top twenty-five (25) customers for each end market (i.e., institutional, multifamily and residential) and top fifty (50) suppliers (determined by the amount of total purchases or sales, as applicable) for the twelve month period ending December 26, 2014 (the “Major Customers and Suppliers”). To the Knowledge of the Company, none of the Major Customers and Suppliers has threatened, and there has not been, any termination, material change in, cancellation or material limitation of, its business relationship with the Company or any of its Subsidiaries.

SECTION 5.23 Sales Agents. Schedule 5.23(a) sets forth a list of the Company’s and its Subsidiaries’ top one hundred (100) sales agents on a no names basis (determined by the amount of total sales) for the twelve month period ending December 26, 2014 (the “Major Sales Agents”) and, to the extent readily available, the hire date of each of the Major Sales Agents. Except as set forth on Schedule 5.23(b), to the Knowledge of the Company, none of the Major Sales Agents has threatened, and there has not been, any termination, material change in, cancellation or material limitation of, its employment relationship with the Company or any of its Subsidiaries.

SECTION 5.24 Government Contracting. Except as set forth on Schedule 5.24(a), neither the Company nor any of its Subsidiaries holds any federal “GSA Schedule” Contract in any amount (“Government Contract”). The revenue of the Company and its Subsidiaries for the twelve month period ending December 26, 2014 under Contracts with Contracting Agencies did not exceed $20,000,000 in the aggregate; provided that the foregoing does not include (i) any subcontracts and (ii) the items set forth on Schedule 5.24(b). To the Knowledge of the Company, no Governmental Body has conducted or threatened to conduct any investigation or other Proceeding with respect to the obligations of the Company or any of its Subsidiaries under any prime or sub-contract Contract with any Governmental Body, including any ethical or procurement integrity issues. To the Knowledge of the Company, none of the Company, any of its Subsidiaries or any of their respective officers or employees are debarred or suspended from doing business with any Governmental Body.

SECTION 5.25 State Takeover Laws. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or anti-takeover provision in the Company’s certificate of incorporation or by-laws is, or at the Effective Time will be, applicable to the Company, the shares of the capital stock of the Company, the Merger of the other transactions contemplated by this Agreement.

SECTION 5.26 No Other Representations or Warranties; Disclosure Schedules. Except for the representations and warranties contained in this Article V (as modified by the Disclosure Schedule hereto) or elsewhere in this Agreement, neither the Company nor any other Person makes any other express or implied representation or warranty with respect the Company, its Subsidiaries or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any of its Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in this Article V (as modified by the Disclosure Schedules hereto) or elsewhere in this Agreement, the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Parent or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent or any of its Affiliates or representatives by any director, officer, employee, agent, consultant or representative of the Company or any of its Affiliates).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company that each statement contained in this Article VI is true and correct.

SECTION 6.1 Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now being conducted, except where the failure to have such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now being conducted, except where the failure to have such power and authority has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby. Merger Sub is a newly-formed corporation organized for the sole purpose of entering into this Agreement and consummating the transactions contemplated hereby, including being merged with and into the Company as part of the Merger, and has no assets (other than cash in a de minimis amount), liabilities (other than liabilities incurred under this Agreement or in furtherance of the consummation of the transactions contemplated hereby) or properties and otherwise does not conduct any business. Parent directly or indirectly owns all of the issued and outstanding capital stock of Merger Sub.

SECTION 6.2 Authorization of Agreement. Parent and Merger Sub each have all requisite power and authority to execute and deliver this Agreement and the other agreements, documents, instruments or certificates contemplated hereby or to be executed by Parent or Merger Sub in connection with the consummation of the transactions contemplated hereby and thereby (the “Parent Documents”), and to perform its obligations and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and each Parent Document have been duly authorized by all necessary requisite action on behalf of Parent and Merger Sub respectively, and no other corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement or any Parent Document or the consummation of the transactions contemplated hereby and thereby. Parent, as the sole stockholder of Merger Sub, has adopted this Agreement and authorized and approved the Merger in accordance with the applicable provisions of Merger Sub’s certificate of incorporation and the DGCL. This Agreement has been, and each Parent Document has been or will be at or prior to the Closing, duly executed and delivered by Parent and Merger Sub, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Parent Document constitutes or when so executed and delivered will constitute, the legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms, subject to the Bankruptcy and Equity Exception.

SECTION 6.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Parent or Merger Sub of this Agreement or the Parent Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Parent or Merger Sub with any of the provisions hereof or thereof has conflicted with or will conflict with, or has resulted in or will result in (with or without notice or lapse of time, or both) any breach or violation of or default or adverse modification of any terms under, or give rise to a right of acceleration, termination or cancellation of any obligation, or result in the creation of any Lien upon any of the properties or assets under, any provision of (i) the certificate of incorporation and by-laws of Parent or Merger Sub; (ii) any

Contract or Permit to which Parent or Merger Sub is a party or by which any of the properties or assets of Parent or Merger Sub are bound; (iii) any Order applicable to Parent or Merger Sub or by which any of the properties or assets of Parent or Merger Sub are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such items that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to any Person (under Contract or otherwise) or Governmental Body is required on the part of Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Parent Documents or the compliance by Parent and Merger Sub with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act and any other applicable Antitrust Laws, (ii) as may be required by any applicable federal or state securities or “blue sky” laws, or (iii) such consents, waivers, approvals, Orders, Permits, authorizations, declarations or filings that, if not obtained, made or given, would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

SECTION 6.4 Litigation. As of the date hereof, there are no Proceedings pending or, to the knowledge of Parent, threatened that would be reasonably likely to prohibit or materially restrain the ability of Parent and/or Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby.

SECTION 6.5 Investment Intention. Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or unless an exemption from such registration is available.

SECTION 6.6 No Brokers. None of Parent, Merger Sub or any of their respective Affiliates has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the other documents contemplated hereby or the transactions contemplated hereby or thereby for which the Company may become liable prior to the Effective Time.

SECTION 6.7 Financial Capacity. Parent acknowledges that the consummation of the Merger is not conditioned on the receipt by Parent or Merger Sub of proceeds of any third-party financing. Parent has, and at all times through the Closing shall have, available financial resources, and will have at the Closing sufficient funds available, to pay the Closing Consideration and satisfy all of its other payment obligations hereunder as required by and in accordance with this Agreement.

SECTION 6.8 Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges that neither the Company nor any of its Affiliates nor any other Person is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Article V (as modified by the Disclosure Schedule hereto) or elsewhere in this Agreement. Parent further acknowledges that none of the Company, nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any of its Subsidiaries, or the transactions contemplated by this Agreement, that is not expressly set forth in this Agreement, and, except with respect to breaches of the representations and warranties expressly given by the Company in Article V (as modified by the Disclosure Schedule hereto) or elsewhere in this Agreement, none of the Company, any of its Affiliates or any other Person will have or be subject to any liability to Parent or any other Person resulting from the distribution to Parent or its representatives or Parent’s use of, any such information, including any confidential memoranda distributed on behalf of the Company relating to the Company or any of its Subsidiaries or other publications or data room information provided to Parent or its representatives, or any other document or information in any form provided to Parent or its representatives in connection with the sale of the Company and its Subsidiaries and the transactions contemplated hereby. Parent acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, Parent has relied on the results of its own independent investigation together with the representations and warranties and other provisions set forth in this Agreement.

ARTICLE VII

COVENANTS

SECTION 7.1 Access to Information. Subject to the Confidentiality Agreement and applicable Law relating to the sharing of information, prior to the Closing Date, upon reasonable notice to the Company, Parent shall be entitled, through its officers, employees, accountants, counsel and other representatives, to make such investigation of the properties, businesses and operations of the Company and its Subsidiaries and such examination of the books, records, Contracts and commitments of the Company and its Subsidiaries as it reasonably requests, including, without limitation, except as prohibited by applicable privacy law, access to all information concerning the business, properties and personnel of the Company and its Subsidiaries as Parent may reasonably request, including, without limitation, all information reasonably available regarding the compensation and benefits of all employees of, or service providers to, the Company or any of its Subsidiaries and any employment, consulting or similar Contracts, access to internal financial statements, financial data and supporting documentation, and access to all employees of the Company and its Subsidiaries as identified by Parent and, at Parent’s cost and expense, and Parent shall be entitled to make extracts and copies of any such books, records, Contracts, commitments or other information (provided that Parent and its representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company and its Subsidiaries). Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law. The Company shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and its Subsidiaries to reasonably cooperate with Parent and its representatives in connection with such investigation and examination and Parent and its representatives shall cooperate with the Company and its representatives and shall use their reasonable efforts to minimize any disruption to the business in connection with any such investigation and examination. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require the Company or any of its Subsidiaries to disclose information subject to attorney-client privilege; provided that the Company shall have used reasonable best efforts to provide such information in a form or manner that would not waive such legal privilege (including by offering Parent the opportunity to enter into reasonable joint defense arrangements and, if Parent declines, redacting or otherwise not disclosing any portion thereof the disclosure of which would jeopardize such privilege). Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of a representative of the Company (who shall be identified in writing to Parent as the representative contemplated by this Section 7.1 and whose consent shall not be unreasonably conditioned, delayed or withheld), (i) Parent shall not contact any suppliers to, or customers or employees (other than senior management) of, the Company or any of its Subsidiaries in respect of the Company, its Subsidiaries, this Agreement or the transactions contemplated hereby and (ii) Parent shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company or any of its Subsidiaries. Parent shall and shall cause Parent’s Affiliates and representatives to keep confidential any non-public information received from the Company, its Affiliates or its representatives, directly or indirectly, pursuant to this Section 7.1 in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 7.1 or otherwise shall affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained herein, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof or otherwise prejudice in any way the rights and remedies of Parent, nor shall any such information, knowledge or investigation be deemed to affect or modify Parent’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement.

SECTION 7.2 Conduct of Business Pending the Closing.

(a) Prior to the Closing, except (i) as set forth on Schedule 7.2, (ii) as required by applicable Law, (iii) as otherwise specifically contemplated by this Agreement or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to:

(i) conduct the respective businesses of the Company and its Subsidiaries only in the Ordinary Course of Business; and

(ii) use its reasonable best efforts to (A) preserve the present business operations, organization and goodwill of the Company and its Subsidiaries, (B) preserve the present relationships with customers, suppliers, licensors and licensees of the Company and its Subsidiaries and (C) keep available the services of the Company’s and its Subsidiaries’ present key employees.

(b) Without limiting the generality of the foregoing, except (w) as set forth on Schedule 7.2, (x) as required by applicable Law, (y) as otherwise specifically contemplated by this Agreement or (z) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) issue, sell or redeem any shares of the Company’s or any of its Subsidiaries’ capital stock or other equity securities,

(ii) issue, grant sell or redeem any securities convertible or exchangeable into, or options with respect to, warrants to purchase, rights to subscribe for, or stock appreciation rights, calls or commitments of any kind with respect to any shares of the Company’s or any of its Subsidiaries’ capital stock or other equity securities,

(iii) effect any recapitalization, reclassification stock dividend, stock split or like change in the capitalization of the Company or any of its Subsidiaries;

(iv) declare, set aside, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(v) amend or modify the certificate of incorporation or by-laws or comparable organizational documents of the Company or any of its Subsidiaries;

(vi) adopt a plan of liquidation, dissolution, merger, consolidation or other reorganization;

(vii) other than as required by the terms and conditions of an existing Company Benefit Plan as of the date of this Agreement, (A) increase the annual level of compensation (including, without limitation, increases in salary, wage, bonus, severance or any benefits) of any employee or service provider of the Company or any of its Subsidiaries, other than increases in wages or base salary at times and in amounts in the Ordinary Course of Business consistent with past practice, (B) adopt, terminate, modify or amend any Company Benefit Plan (including, for the avoidance of doubt, any employment, severance, retention, bonus, change in control agreements or arrangements) or any plan, program, policy, agreement or arrangement that if entered into prior to the date hereof would constitute a Company Benefit Plan that would materially increase the liability of the Company or any of its Subsidiaries pursuant to any such Company Benefit Plan, other than offer letters that provide for no, sign-on bonus, severance, change in control or retention benefits, other than a cash sign-on bonus in an amount less than $150,000 in the aggregate and otherwise in an amount and on terms consistent with the Company’s past practice, with employees and service providers the Company is permitted to hire under subclause (E) below, (C) accelerate the vesting, lapse of restrictions, time of payment or funding of any payment, benefit or award to any current or former employee, director or service provider of the Company or any of its Subsidiaries, (D) terminate the employment of any employee or service provider having an annual level of compensation in excess of $200,000 other than for “cause” (as reasonably determined by the Company in the Ordinary Course of Business consistent with past practice), (E) hire any employee or other service provider having an annual level of compensation in excess of $200,000 or (F) enter into any collective bargaining agreement, union contract or similar labor arrangement;

(viii) subject to any Lien any of the properties or assets (whether tangible or intangible) of the Company or any of its Subsidiaries, except for Permitted Exceptions;

(ix) enter into any Contract with any Related Party (other than with employees as permitted under clause (vii) above);

(x) become legally committed to make any capital expenditures following the Closing Date in excess of $5,000,000 in the aggregate, except for any capital expenditures that are expressly contemplated in the capital expenditure budget provided to Parent prior to the date hereof;

(xi) enter into or agree to enter into any merger or consolidation with any Person, or acquire the assets (other than Intellectual Property or inventory in the Ordinary Course of Business), properties, securities or business of any Person in excess of $1,000,000, individually, or $2,000,000, in the aggregate;

(xii) incur or assume any indebtedness for borrowed money or guarantee any such indebtedness, other than in the Ordinary Course of Business;

(xiii) other than with respect to customers in the Ordinary Course of Business, loan or advance any funds to any Person such that the amount of principal of loan advances owed by such Person shall be in excess of $250,000;

(xiv) sell, assign, license, transfer, abandon, allow to lapse, convey or lease or otherwise dispose of any material properties or assets (other than Intellectual Property) of the Company or any of its Subsidiaries except in the Ordinary Course of Business;

(xv) fail to maintain in full force and effect the Insurance Policies;

(xvi) settle any of the matters listed on Schedule 7.2(xvi), any criminal Proceeding, or any other Proceeding for an amount in excess of $1,000,000 or which would involve a non-monetary remedy that would be reasonably likely to place material restrictions on the Company and its Subsidiaries, taken as a whole, or that would be reasonably likely to prohibit or materially restrain the ability of the Company to consummate the transactions contemplated hereby;

(xvii) grant any license, sublicense, immunity from suit, covenant not to sue or assert or release under any Company Intellectual Property (except for non-exclusive licenses granted to customers in the Ordinary Course of Business to use products of the Company or its Subsidiaries), or sell, assign, transfer or otherwise encumber, any Company Intellectual Property;

(xviii) fail to continue to prosecute or defend, abandon, cancel, fail to renew or maintain or otherwise allow to lapse any Company Intellectual Property, except for any such action with respect to any non-material Company Intellectual Property, in the Ordinary Course of Business, where the Company reasonably determines that it is in the best interest of the Company and its Subsidiaries to do so;

(xix) other than in the Ordinary Course of Business, (A) accelerate, terminate, cancel, fail to exercise an available renewal option, amend, grant a waiver under or otherwise modify any Material Contract or material Lease or (B) enter into any Contract that would constitute a Material Contract or material Lease if in effect as of the date hereof;

(xx) make, change or rescind any material election relating to Taxes, settle any material audit, Proceeding or controversy relating to Taxes, waive the right to claim to a material refund of Taxes, consent to any extension or waiver of the statute of limitations period applicable to any material Taxes, material Tax Return or claim for material Taxes without prior consultation with Parent, file any amended Tax Return, or, except as required by applicable Law or GAAP, make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Returns, other than to account for the transactions contemplated by this Agreement (including making appropriate adjustments to estimated tax payments after the date hereof); or

(xxi) authorize, or commit or agree to do, anything prohibited by this Section 7.2.

(c) Each of Parent and the Company covenants and agrees, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, it shall use its reasonable best efforts to consummate the transactions contemplated by this Agreement. In furtherance thereof, Parent shall not, and shall not permit any of its Subsidiaries to, agree to enter into a letter of intent, agreement in principle or definitive agreement for the acquisition of any business or person that is reasonably likely to prevent or materially delay its ability to satisfy the conditions to the Merger set forth in Section 8.1(c) (to the extent related to applicable Antitrust Laws) and Section 8.1(h) of this Agreement.

SECTION 7.3 Consents. From the date hereof until the Closing, Parent and the Company shall use (and the Company shall cause its Subsidiaries to use) their respective reasonable best efforts to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including the consents and approvals referred to in Sections 5.3(a), 5.3(b), 6.3(a) and 6.3(b), but excluding those matters covered by Section 7.4 (which shall be governed by Section 7.4 and not by this Section 7.3); provided, however, that no party shall be obligated to pay any material cash consideration to any third party from whom consent or approval is required and the Company shall not modify or enter into any Material Contract or material Lease or limit or dispose of any non-cash rights, assets or properties, and Parent shall not be obligated to permit or agree to the Company’s modification or entrance into any Material Contract or material Lease or, on behalf of itself or any of its pre-Closing Affiliates, modify or enter into any agreement or limit or dispose of any non-cash rights, assets or properties, in each case pursuant to this Section 7.3 or any provision that cross-references the proviso to this Section 7.3.

SECTION 7.4 Regulatory Approvals.

(a) Each of Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicably and in any event prior to the End Date, including to (i) obtain any regulatory approvals needed pursuant to any applicable Antitrust Laws, including the HSR Act (collectively, the “Antitrust Filings”), with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable and advisable after the date of this Agreement (but in no event file the Notification and Report Form under the HSR Act later than five (5) Business Days after the execution of this Agreement), and any filing fees associated therewith shall be paid by Parent and such initial filings from Parent and the Company shall request early termination of any applicable waiting period under the HSR Act, (ii) subject to applicable Law, furnish to the other party as promptly as reasonably practicable all information required for any application or other filing to be made by the other party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement, (iii) respond as promptly as reasonably practicable to any formal or informal additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by, the Antitrust Division of the U.S. Department of Justice (the “DOJ”), the Federal Trade Commission (“FTC”) or any other Governmental Body in respect of such Antitrust Filings, this Agreement or the transactions contemplated hereby, (iv) promptly notify the other party of any material communication between that party and the FTC, the DOJ or any other Governmental Body in respect of any Antitrust Filings or any inquiry or Proceeding relating to this Agreement or the transactions contemplated hereby and of any material communication received or given in connection with any Proceeding by a private party relating to the transactions contemplated hereby, (v) as permitted by applicable Law and by the applicable Government Body, discuss with and permit the other party (and its counsel) to review in advance, and consider in good faith the other party’s reasonable comments in connection with, any Antitrust Filing or communication to the FTC, the DOJ or any other Governmental Body or, in connection with any Proceeding by a private party to any other Person, relating to any Antitrust Filing or inquiry or Proceeding relating to this Agreement, or the transactions contemplated hereby, (vi) not participate or agree to participate in any material meeting, telephone call or discussion with the FTC, the DOJ or any other Governmental Body in respect of any Antitrust Filing, investigation or inquiry relating to this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Body, gives the other party the opportunity to attend and participate in such meeting, telephone call or discussion, (vii) as permitted by applicable Law and by the applicable Governmental Body, furnish the other party promptly with copies of all material correspondence, filings and communications between them and their Affiliates on the one hand, and the FTC, the DOJ or any other Governmental Body or members of their respective staffs on the other hand, with respect to any Antitrust Filing, inquiry or Proceeding relating to the effect of an Antitrust Law on this Agreement or the transactions contemplated hereby, (viii) if any Governmental Body initiates oral communication regarding Antitrust Laws, promptly notify the other party of the substance of such communication and (ix) act in good faith and reasonably cooperate with the other party in connection with any Antitrust Filings and in connection with resolving any investigation or inquiry of any such agency or other Governmental Body under the HSR Act or any other Antitrust Law with respect to any such Antitrust Filing, this Agreement or the transactions contemplated hereby. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 7.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without advance written consent of the party providing such materials.

(b) In furtherance and not in limitation of the foregoing (except, for the avoidance of doubt, it is the intent of the parties hereto that the actions required to be taken by Parent under this Section 7.4(b) shall only be required to be taken to the extent necessary to permit the Merger to close prior to the End Date and not to the extent necessary to permit the Merger to close as promptly as reasonably practicable), Parent shall, to the extent necessary to permit the Merger to close prior to the End Date, take any and all steps necessary to (i) resolve, avoid or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated hereby under any Antitrust Law and (ii) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any Order that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated hereby. Without limiting the foregoing, Parent shall, to the extent necessary to permit the Merger to close prior to the End Date, propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition or license, and otherwise take or commit to take actions that after the Closing Date would limit Parent’s and its Affiliates’ freedom of action, ownership or control with respect to, or its or their ability to retain, one or more of the assets, properties, businesses, product lines or services of the Company or any of its Subsidiaries or any interest or interests therein (each a “Divestiture Action”). If requested by Parent, the Company shall agree to such Divestiture Action, provided that any such agreement or action is conditioned upon consummation of the Merger. In furtherance of the foregoing, Parent shall, to the extent necessary to permit the Merger to close prior to the End Date, negotiate in good faith with all applicable Governmental Bodies and private parties to enter into any requisite definitive agreements in connection with any of the foregoing following Parent’s receipt of any request for additional information and documentary material from the FTC or the DOJ or the commencement of any second phase investigation by any such Governmental Body.

(c) Notwithstanding anything in this Agreement to the contrary, but without limiting the scope of the commitments in Section 7.4(b), Parent shall, on behalf of the parties, control and lead all communications and strategy relating to Antitrust Laws and litigation matters relating to the Antitrust Laws (provided that the Company is not prohibited from complying with applicable Law), subject to good faith consultations with the Company, the inclusion of the Company at meetings with Governmental Bodies with respect to any discussion related to the Merger under Antitrust Laws, and all other obligations to cooperate and share information pursuant to Section 7.4(a).

SECTION 7.5 Further Assurances. Subject to the terms and conditions of this Agreement, including the proviso to Section 7.3, and to the understanding of the parties that the matters covered by Section 7.4 shall be governed by Section 7.4 and not this Section 7.5, each of Parent, Merger Sub and the Company shall use (and each of Parent, Merger Sub and the Company shall cause each of its Subsidiaries to use) reasonable best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement (which, for the avoidance of doubt, shall not require Parent, Merger Sub or the Company to waive any such conditions).

SECTION 7.6 Confidentiality. Parent acknowledges that the information provided to it in connection with this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby is subject to the terms of the Confidentiality Agreement related to non-use and non-disclosure and that such terms related to non-use and non-disclosure are incorporated herein by reference.

SECTION 7.7 Indemnification, Exculpation and Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation and any successor thereof to, (i) agree subject to applicable Law, to indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director, officer or manager of the Company or any of its Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Proceeding (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director, officer or manager of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, manager, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, manager, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Proceeding relating in whole or in part to the transactions contemplated by this Agreement), to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in (x) the Company’s certificate of incorporation and by-laws and the organizational documents of such Subsidiaries as currently in effect as of the date of this Agreement and (y) the indemnification agreements listed on Schedule 7.7 as in effect as of the date of this Agreement, which agreements shall survive the consummation of the transactions contemplated by this Agreement and continue in full force and effect in accordance with their respective terms. Without limiting the foregoing, Parent, from and after the Effective Time, shall cause the certificate of incorporation and by-laws of the Surviving Corporation and the organizational documents of its Subsidiaries to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors, officers and managers and indemnification than are set forth as of the date of this Agreement in the Company’s certificate of incorporation and by-laws and its Subsidiaries’ organizational documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect such rights thereunder of the Indemnitees. In addition, from and after the Effective Time, Parent shall cause the Surviving Corporation to agree, subject to applicable Law, to advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 7.7 (including in connection with enforcing the indemnity and other obligations referred to in this Section 7.7) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) Parent shall cause (at Parent’s expense) the Surviving Corporation and any successor thereof to purchase and keep in effect a “tail” directors’ and officers’ liability insurance policy for the six (6)-year period commencing at the Effective Time, issued by one or more reputable insurers, covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance policy on terms and scope with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof. At Parent’s request, the Company shall arrange for any such “tail” policy to be purchased (at Parent’s expense) and to become effective as of the Effective Time.

(c) The provisions of this Section 7.7 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 7.7 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 7.7 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 7.7 applies shall be third-party beneficiaries of this Section 7.7).

(d) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, the Surviving Corporation or the transferee of such properties and assets shall assume and be responsible for all of the respective obligations of Parent or the Surviving Corporation, as the case may be, set forth in this Section 7.7.

SECTION 7.8 Publicity. Neither the Company nor Parent, nor any of their respective Affiliates, shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld, unless, in the judgment of the Company or Parent, as applicable, public disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Parent or any of its Affiliates lists securities, provided that, to the extent permitted by applicable Law, the party required to make such disclosure shall use its reasonable best efforts consistent with applicable Law to consult with the other party with respect to the text thereof prior to making any such public disclosure. The Company and Parent agree that the initial press release to be issued in connection with the transactions contemplated hereby shall be in a form mutually agreed.

SECTION 7.9 Employment and Employee Benefits.

(a) Except as otherwise agreed between Parent, the Surviving Corporation and such Company Employee, Parent shall cause the Surviving Corporation and its subsidiaries to provide employees of the Company and its subsidiaries (the “Company Employees”) (i) for the period of twelve (12) months immediately following the Closing Date, (x) the same level of base salary and hourly wages as in effect on the Closing Date, (y) employee benefit plans, programs, contracts and arrangements that are no less favorable in the aggregate than similar employee benefit plans, programs, contracts and arrangements (excluding stock-based compensation, cash incentive and any retention, severance, change in control or similar plans, programs, policies or arrangements) provided by the Company and its affiliates to Company Employees immediately prior to the Closing Date, and (z) with respect to only those Company Employees who are not party to a written employment agreement, offer letter or similar agreement or arrangement, continued coverage under the Company’s severance plans or policies on the terms and conditions of such plans or policies set forth on Schedule 7.9(a); (ii) for the period immediately following the Closing Date until December 31, 2015 with respect to each Company Employee, an annual cash incentive bonus opportunity as set forth in Section 7.9(c); (iii) for Parent’s 2016 fiscal year, with respect to each Company Employee, an annual cash incentive bonus opportunity commensurate with the annual cash incentive bonus opportunity provided to similarly-situated employees of Parent for such fiscal year. From and after the Closing Date, each Company Employee shall be eligible to participate in the Parent’s stock-based compensation plan on the same basis as similarly situated employees of Parent, provided that nothing herein shall entitle any Company Employee to a grant of stock-based compensation or a grant of stock-based compensation of a particular size or value. From and after the Closing Date, Parent or one of its Affiliates shall honor, and shall cause the Surviving Corporation to honor, in accordance with their terms, all employment, retention, change in control and severance agreements and all severance, incentive and bonus plans, programs and arrangements (excluding with respect to stock-based compensation) as in effect on the Closing Date that are applicable to any current or former employees or directors of the Company. Notwithstanding the foregoing, nothing in this Agreement shall prevent or restrict Parent or any of its Affiliates from modifying or terminating the employment of any Company Employee following the Closing Date or from amending or terminating any Company Benefit Plan following the Closing Date in accordance with its terms. Parent or one of its Affiliates shall, to the same extent recognized by the Company or any of its Subsidiaries, recognize the service of the Company Employees with the Company and its Affiliates prior to the Closing Date as service with Parent and its Affiliates in connection with any pension or welfare benefit plans and policies (including vacations, paid time-off, and holiday policies) maintained by Parent or one of its Affiliates which is made available following the Closing Date by Parent or one of its Affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement or level of benefits (but excluding benefit accrual under any defined benefit pension plan of Parent or any of its Affiliates), except to the extent such credit would result in the duplication of benefits for the same period of service. To the extent permitted by applicable Law and the terms of Parent’s welfare benefit plans and insurance contracts as in effect as of the date hereof, Parent shall, (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Company Employees following the Closing Date by Parent or one of its Affiliates, and (ii) provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the employee benefit plans, programs and arrangements of the Company and its Subsidiaries during the portion of the relevant plan year including the Closing Date.

(b) Parent shall cause the Surviving Corporation and its subsidiaries to (i) credit each of the Company Employees with an amount of paid vacation and sick leave days following the Closing Date equal to the amount of vacation time and sick leave days each such Company Employee has accrued but not yet used or cashed out as of the Closing Date under the Company’s vacation and sick leave policies as in effect immediately prior to the Closing Date, and, (ii) at Parent’s election, (x) allow each of the Company Employees to use such accrued vacation and sick leave days at such times as each would have been allowed under the Company’s vacation and sick leave policies as in effect immediately prior to the Closing Date and/or (y) pay each of the Company Employees an amount in cash equal to the value of such Company Employee’s accrued and unused vacation days.

(c) Parent agrees that the annual bonuses in respect of the Company’s 2015 calendar year (the “2015 Bonuses”) shall be paid in the ordinary course subject to the terms of the Bonus Plan, based on actual performance of the Company as a standalone business unit and the achievement of the applicable performance targets under the Bonus Plan, as such performance targets may be equitably and proportionately adjusted by Parent in good faith for the period following Closing, after reasonable consultation with the Company’s chief executive officer, to reflect the transactions contemplated by this Agreement. In the event a Company Employee’s employment is terminated by the Company other than for cause, as determined by Parent acting in good faith, or the Company Employee has been “constructively dismissed” or “constructively terminated” as provided under applicable state or local Law, following the Closing Date but prior to payment of the 2015 Bonuses, such Company Employee shall be paid his or her 2015 Bonus, which amount shall be based upon actual performance and pro-rated to reflect the portion of the performance period during which he or she was employed with the Company or any of its Subsidiaries (and/or Parent or any of its Subsidiaries from and after the Closing Date).

(d) As soon as reasonably practicable following the date of this Agreement, but in no event later than five (5) days prior to the Closing Date, the Company will submit to a stockholder vote (in compliance with Section 280G(b)(5)(B) of the Code and the regulations thereunder) the right of any individual who is or could reasonably be expected to be, as of the Closing Date, a “disqualified individual” (as defined in Section 280G(c) of the Code) to receive payments and benefits that could be deemed a “parachute payment” (as defined in Section 280G(b)(2) of the Code) (“Section 280G Payments”). The Company shall take all actions necessary to comply with the requirements of the exemption provided under Section 280G(b)(5)(B) of the Code, including, without limitation, by (i) obtaining any necessary waivers from such disqualified individuals with respect to any payments and benefits that would otherwise constitute Section 280G Payments and (ii) preparing, and causing to be mailed promptly after the date hereof, to the Stockholders, a disclosure document including relevant information with respect to this Agreement and the transactions contemplated by this Agreement meeting the requirements of Section 280G(b)(5)(B) of the Code (the “Company Disclosure Document”). The Company shall deliver a draft of the Company Disclosure Document to Parent promptly after the date hereof and, as promptly as reasonably practicable following such delivery, Parent shall provide the Company its comments, if any, regarding the Company Disclosure Document, including those portions relating to the Section 280G Payments, and Company shall consider in good faith such comments of Parent. Prior to the Closing, the Company shall deliver to Parent notification and evidence satisfactory to Parent that a vote of the holders of Common Stock was solicited in conformance with Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder with respect to the payments or benefits that would constitute Section 280G Payments and either (a) the requisite stockholder approval was obtained with respect to any payments or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”) or (b) that the 280G Stockholder Approval was not obtained and, as a consequence, that such payments or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments or benefits, which were executed by the affected individuals prior to the vote of the holders of Common Stock pursuant to this Section 7.9(d).

(e) If requested by Parent in writing delivered to the Company not less than ten (10) Business Days before the Closing Date, the Board of Directors of the Company (or the

appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate any 401(k) plans maintained by the Company or any of its Subsidiaries (collectively, the “Company 401(k) Plans”), effective as of the day prior to the Closing Date. Following the Effective Time and as soon as practicable following receipt of a favorable determination letters from the IRS on the termination of the Company 401(k) Plans, the assets thereof shall be distributed to the participants, and Parent shall, to the extent permitted by Parent’s applicable 401(k) plan (the “Parent 401(k) Plan”), permit the Company Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash, in an amount equal to the full account balance distributed to such Company Employees from the Company 401(k) Plans to the Parent 401(k) Plan.

(f) The parties acknowledge and agree that all provisions contained in this Section 7.9 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall (i) create any third-party beneficiary or other rights (x) in any other Person, including any current or former employees or service providers of the Company or any Subsidiary, any participant in any Company Benefit Plan, or any dependent or beneficiary thereof, or (y) to continued employment with Parent, the Surviving Corporation or any of its Affiliates (ii) be intended to be, shall constitute or be construed as an amendment to or modification of the Company Benefit Plans or any other employee benefit plan or arrangement of the Company, Parent, the Surviving Corporation or any of their respective Affiliates and (iii) create any obligation of the parties hereto with respect to any employee benefit plan of Parent, the Surviving Corporation, the Company or any of their respective Affiliates.

SECTION 7.10 No Shop. From the date hereof until the Closing Date, the Company will not, and will not permit its Subsidiaries, or any of their respective directors, officers, employees, representatives or agents to, directly or indirectly, except as expressly contemplated by this Agreement, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into any transaction involving a merger, consolidation, business combination, purchase or disposition of any material assets of the Company or any of its Subsidiaries (other than in the Ordinary Course of Business) or any capital stock or other equity interests of the Company or any of its Subsidiaries (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company or its Subsidiaries in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Each of the Company and its Subsidiaries shall (and shall cause their respective representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing and to promptly (and, in any event, within 48 hours) require the destruction or return of any and all confidential information provided to any such Persons in accordance with the terms of any confidentiality agreement entered into with any such Persons.

SECTION 7.11 Preservation of Books and Records. For a period of six (6) years after the Closing Date or such longer time as may be required by Law:

(a) Parent shall cause the Surviving Corporation and any successor thereof not to dispose of or destroy any of the books and records of the Company relating to periods prior to the Closing (the “Books and Records”) without first offering to turn over possession thereof to the Representative by written notice to the Representative at least sixty (60) days prior to the proposed date of such disposition or destruction.

(b) Parent shall cause the Surviving Corporation and any successor thereof to allow the Representative and its agents, at the Representative’s sole expense, access to all Books and Records on reasonable notice and during normal business hours at the Surviving Corporation’s principal place of business or at any location where any Books and Records are stored, and the Representative shall have the right, at its own expense, to make copies of any Books and Records; provided, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of Parent’s business; provided, further, however, that nothing herein shall require either party to disclose any information to the other if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Law, fiduciary duty or binding agreement (it being understood that each party shall cooperate in any reasonable efforts and waivers that would enable otherwise required disclosure to the other party to occur without jeopardizing any such privilege or contravening such Law, duty or agreement).

SECTION 7.12 Payoff Letters. The Company shall, and shall cause the Borrower to, obtain and deliver to Parent, at least two (2) Business Days prior to the anticipated Closing Date, an executed payoff letter with respect to each of the Credit Agreements in customary form which shall be effective as of the Effective Time (subject only to delivery of funds as arranged by Parent at the Closing) setting forth (a) the amount to be paid on the Closing Date, together with wire transfer instructions, in order to result in the full repayment, satisfaction, release and discharge of all current and future obligations (including principal, interest, fees, expense and other amounts, in each case then due and payable under the Credit Agreements) of the Company and its Subsidiaries under the applicable Credit Agreement other than contingent indemnity obligations, (b) a confirmation of the release of any Liens on or other security interests in the properties and assets of the Company and its Subsidiaries securing all obligations under the applicable Credit Agreement and (c) an undertaking to execute and deliver promptly at or following the Effective Time UCC-3 termination statements, mortgage discharges and other necessary instruments of discharge to document such Lien and other security interest releases. The payoff letters shall be subject to the prior review of, and comment by, Parent and its legal counsel and shall be reasonably acceptable to them.

SECTION 7.13 Notes Redemption; Satisfaction and Discharge of the Notes.

(a) No later than July 24, 2015 (but only if Section 7.13(b) does not apply as a result of the failure to have received by July 24, 2015 the good faith assurance from the SEC referenced in the first sentence of Section 7.13(b)) or as soon as practicable thereafter (but only if there has been a subsequent withdrawal of such assurance or a subsequent refusal by the Staff of the SEC to grant such no action relief or provide such other assurance as referenced in the first sentence of Section 7.13(b)), the Company shall issue a notice (the “Redemption Notice”) of redemption (the “Notes Redemption”) of all of the outstanding principal amount of the Notes pursuant to the requisite provisions of the Indenture; provided that the Redemption Notice shall be conditioned on the occurrence of the Closing in accordance with the terms of the Indenture. At any time and from time to time following the issuance of the Redemption Notice, if Parent or the Company reasonably believes that the then-anticipated Closing Date would not fall on a date on which the Notes Redemption would be permitted in accordance with the terms of the Indenture and the Redemption Notice, the Company shall, in consultation with the Trustee of the Notes, modify or reissue the Redemption Notice so that the Notes Redemption would be permitted on such then-anticipated Closing Date. Any modification or reissuance of the Redemption Notice shall take into account and be subject to applicable procedures of DTC for any such modification and reissuance. In consultation with Parent and the Trustee of the Notes, the Company shall use its reasonable best efforts to prepare and deliver all other necessary and appropriate documentation in connection with the Notes Redemption. The Redemption Notice (including all amendments or supplements thereto), all submissions to the holders of the Notes or the Trustee of the Notes in connection with the Notes Redemption and all such other necessary and appropriate documentation shall be subject to the prior review of, and comment by, the Parent and its legal counsel, and shall be reasonably acceptable to them.

(b) In lieu of the Notes Redemption, but only if the Company and the Parent shall have received good faith assurances from the Staff of the SEC no later than July 24, 2015 to the reasonable satisfaction of Parent that the Staff of the SEC will, upon completion of the Satisfaction and Discharge, grant no-action relief or provide other assurance to the effect that the Company shall, immediately after filing a Form 15, cease to have any further reporting obligations under the Exchange Act (and there has not been a subsequent withdrawal of such assurances or a subsequent refusal by the Staff of the SEC to grant such no action relief or provide such other assurance), the Company shall deliver on the Closing Date to the Trustee (i) an officer’s certificate stating that not less than 30 nor more than 60 days prior to November 15, 2015 (or, (A) if such day is not a Business Day, the following Business Day, or (B) if the Closing Date is a date after October 16, 2015, the earliest date following the Closing Date on which the Notes may be redeemed in accordance with the Indenture), the Company shall, or shall have caused the Trustee to, mail in accordance with the terms of the Indenture to each holder of the outstanding Notes or send electronically in accordance with the procedures of DTC an irrevocable notice of redemption stating that the Company intends to irrevocably call all of the outstanding Notes for redemption on November 15, 2015 (or, (A) if such day is not a Business Day, the following Business Day, or (B) if the Closing Date is a date after October 16, 2015, the earliest date following the Closing Date on which the Notes may be redeemed in accordance with the Indenture) in connection with the Satisfaction and Discharge, and (ii) an officer’s certificate of the Company and opinion of the Company’s counsel, in each case, in accordance with Section 8.01 of the Indenture, to effect the Satisfaction and Discharge; provided, that the Company shall not take any actions pursuant to this Section 7.13 unless and until the Parent confirms in writing on the Closing Date that the Company should take such actions. The Company shall use its reasonable best efforts to cause the Trustee to deliver to the Company and the Parent an acknowledgement that the Satisfaction and Discharge has been completed promptly after the payment contemplated by Section 3.3(b) has been made.

(c) The Company and Parent shall use reasonable best efforts and otherwise cooperate with each other, including through communications and submissions to the Staff of the SEC, to cause the satisfaction (but not the waiver) of Section 8.1(h) as promptly as practicable and, in any event, by no later than the date on which the Closing would occur if all the conditions other than Section 8.1(h) were to be satisfied.

SECTION 7.14 Notice of Current Events. The Company shall keep Parent informed, on a current basis, of any events, discussions, notices or changes with respect to any Tax, criminal or regulatory investigation or action involving the Company or any of its Subsidiaries, other than in each case ordinary course events, discussions, notices and changes which are not material to the Company or any of its Subsidiaries, and shall reasonably cooperate with Parent and its Affiliates in an effort to avoid or mitigate any cost or regulatory consequences to them that might arise from such investigation or action (including, to the extent practicable, by reviewing written submissions in advance, attending meetings with authorities and coordinating and providing assistance in meetings with regulators).

SECTION 7.15 Related Party Agreements. At or prior to the Closing, the Company shall deliver to Parent written evidence from each of the counterparties to the agreements listed on Exhibit A (such agreements, the “Related Party Agreements”) irrevocably agreeing to terminate each agreement, with effect as of the Closing, without any cost, obligation, liability or loss to the Company.

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.1 Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction, as of the Closing, of each of the following conditions (any or all of which may be waived by Parent in writing in whole or in part to the extent permitted by applicable Law):

(a) (i) the representations and warranties of the Company contained in Article V (other than those in Sections 5.2, 5.4, 5.5(a) and 5.8(i)), disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect (other than, for the avoidance of doubt, the reference to “Material Adverse Effect” in Section 5.8(ii)), shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (ii) the representations and warranties of the Company contained in Sections 5.2, 5.4 and 5.5(a) shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date, except with respect to Section 5.4 for de minimis inaccuracies, and (iii) the representations and warranties of the Company contained in Section 5.8(i) shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date; and Parent shall have received an officer’s certificate signed by an authorized officer of the Company confirming the foregoing;

(b) the Company shall have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing; and Parent shall have received an officer’s certificate signed by an authorized officer of the Company confirming the foregoing;

(c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction, or any applicable Law, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d) this Agreement and the Merger shall be been approved and adopted, pursuant to the Stockholder Consent, in accordance with applicable Law and the Company’s certificate of incorporation and by-laws;

(e) the Company shall have delivered a duly executed certificate certifying that the interest in the Company is not a United States real property interest (as defined in Section 897(c)(1) of the Code) in the form and manner that complies with Section 1445 of the Code and the Treasury Regulations promulgated thereunder and a notice in compliance with Treasury Regulations Section 1.897-2(h)(2); provided, that the sole right of Parent and Merger Sub if the Company fails to provide such certificate and notice, shall be to make an appropriate withholding under Sections 897 and 1445 of the Code;

(f) the Company shall have provided to Parent the executed payoff letters required to be provided in accordance with Section 7.12 and such payoff letters shall be in full force and effect subject only to Parent’s delivery of funds as specified therein at the Closing;

(g) (i) in the event of the Notes Redemption pursuant to Section 7.13(a), the Redemption Date (as defined in the Indenture) for the Notes shall be the Closing Date if Parent deposits with the Trustee for the Notes on the Closing Date the amount required to be deposited under Section 3.05 of the Indenture, or (ii) in the event of the Satisfaction and Discharge pursuant to Section 7.13(b), the Notes shall be capable of being satisfied and discharged on the Closing Date pursuant to Section 8.01 of the Indenture solely upon the deposit of U.S. Legal Tender or U.S. Government Obligations (as defined in the Indenture) as directed by the Trustee in accordance with Section 3.3 and Parent providing the written confirmation contemplated by the proviso to Section 7.13 to enable the Company to make the deliveries contemplated by Section 7.13;

(h) the Company and the Parent shall have received good faith assurance from the Staff of the SEC (which has not been withdrawn) reasonably acceptable to Parent that the

Staff of the SEC will, upon the completion of the Notes Redemption or Satisfaction and Discharge, as the case may be, in accordance with Section 7.13, grant no-action relief or provide other assurance to the effect that the Company shall, immediately after the filing of a Form 15, cease to have any further reporting obligations under the Exchange Act;

(i) the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted; and

(j) since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

SECTION 8.2 Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction, as of the Closing, of each of the following conditions (any or all of which may be waived by the Company in writing in whole or in part to the extent permitted by applicable Law):

(a) (i) the representations and warranties of Parent and Merger Sub contained in Article VI (other than those in Section 6.2) shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or prevent or materially delay consummation of the transactions contemplated by this Agreement, and (ii) the representations and warranties set forth in Section 6.2 shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date; and the Company shall have received an officer’s certificate signed by an authorized officer of each of Parent and Merger Sub confirming the foregoing;

(b) Parent and Merger Sub shall have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by Parent and Merger Sub (or either of them) at or prior to the Closing; and the Company shall have received an officer’s certificate signed by an authorized officer of each of Parent and Merger Sub confirming the foregoing;

(c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction, or any applicable Law, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d) this Agreement and the Merger shall be been approved and adopted, pursuant to the Stockholder Consent, in accordance with applicable Law and the Company’s certificate of incorporation and by-laws;

(e) the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted; and

(f) Parent shall have delivered, or caused to be delivered, to the Company evidence of payment of all amounts contemplated by Section 3.3 that are payable at or prior to the Effective Time.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS

SECTION 9.1 Survival. The representations, warranties, covenants and other agreements of the parties hereto contained herein shall not survive the Effective Time, except for those covenants and other agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time, which shall survive the Effective Time until performed in accordance with their terms. There are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or other agreements of the parties to this Agreement after the Effective Time, except for (a) fraud or (b) with respect to covenants to be performed in whole or in part after the Effective Time.

ARTICLE X

CLOSING AND TERMINATION

SECTION 10.1 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 (or the waiver thereof by the party entitled to waive that condition), the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004 (or at such other place as Parent and the Company may designate in writing) (a) at 10:00 a.m. (Eastern time) on the third Business Day after the satisfaction or waiver of each condition to the Closing set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or (b) at another time or date, or both, as agreed to in writing by Parent and the Company. The date on which the Closing shall occur is referred to in this Agreement as the “Closing Date”.

SECTION 10.2 Termination of Agreement. This Agreement may be terminated and the Merger may be abandoned any time prior to the Effective Time as follows:

(a) by the Company or Parent on or after 5:00 p.m. (Eastern time) on April 21, 2016 (the “End Date”), if the Effective Time shall not have occurred by such time on such date; provided that the right to terminate this Agreement pursuant to this Section 10.2(a) shall not be available to the Company or Parent, as applicable, if the principal reason the Merger shall not have been consummated by such time is the breach by such party of any of its obligations under this Agreement;

(b) by Parent, if the Stockholder Consent as described in the recitals (including the execution thereof by Stockholders holding all of the issued and outstanding shares of Common Stock) has not been executed and delivered to the Company (with a copy to Parent) within twenty-four (24) hours of the execution and delivery of this Agreement;

(c) by mutual written consent of the Company and Parent;

(d) by the Company or Parent if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided that neither the Company nor Parent shall be entitled to terminate this Agreement pursuant to this Section 10.2(d) if the issuance of such final nonappealable Order was primarily due to the breach by such party of any of its obligations under this Agreement;

(e) by Parent if (i) neither Parent nor Merger Sub is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement so as to cause any of the conditions set forth in Section 8.2(a) or Section 8.2(b) not to be satisfied, and (ii) any of the conditions set forth in Section 8.1(a) or Section 8.1(b) is not satisfied due to a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if the breach giving rise to the failure of any such conditions to be satisfied is capable of being cured, such breach shall not have been cured within thirty (30) days following receipt by the Company of notice of such breach from Parent (or if the End Date is less than thirty (30) days from the date of notice by Parent, such breach is not cured, or is not capable of being cured, by the Company prior to the End Date);

(f) by the Company if (i) the Company is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement so as to cause any of the conditions set forth in Section 8.1(a) or Section 8.1(b) not to be satisfied, and (ii) any of the conditions set forth in Section 8.2(a) or Section 8.2(b) is not satisfied due to a breach by Parent or Merger Sub of any of its representations, warranties, covenants or agreements contained in this Agreement, or if the breach giving rise to the failure of any such conditions to be satisfied is capable of being cured, such breach shall not have been cured within thirty (30) days following receipt by Parent or Merger Sub, as the case may be, of notice of such breach from the Company (or if the End Date is less than thirty (30) days from the date of notice by the Company, such breach is not cured, or is not capable of being cured, by Parent or Merger Sub prior to the End Date); and

(g) by the Company if (i) the Company is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement so as to cause any of the conditions set forth in Section 8.1(a) or Section 8.1(b) not to be satisfied, (ii) the condition set forth in Section 8.1(h) is not capable of being satisfied, (iii) the Company has given Parent at least five (5) Business Days prior written notice of its intention to terminate under this Section 10.2(g) and (iv) Parent has not agreed to irrevocably waive the condition set forth in Section 8.1(h).

SECTION 10.3 Procedure Upon Termination. In the event of valid termination of this Agreement by Parent or the Company, or both, pursuant to Section 10.2, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, and the Merger contemplated hereby shall be abandoned, without further action by Parent or the Company.

SECTION 10.4 Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.2, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant, Affiliate or representative of such party) to any other Person; provided, however, that no such termination shall relieve any party of any liability for any willful or intentional breach of this Agreement occurring prior to such termination; provided, further, that the provisions of Section 7.8, this Section 10.4, Article I and Article XI and the provisions of the Confidentiality Agreement shall survive any such termination. For purposes of this Agreement, “willful or intentional breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1 Payment of Sales, Use or Similar Taxes. Notwithstanding anything herein to the contrary, all sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by Parent.

SECTION 11.2 Expenses. Except as expressly provided herein, each party to this Agreement shall bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (including legal, accounting, financial advisor and other professional fees).

SECTION 11.3 Entire Agreement. This Agreement (including the schedules and exhibits hereto), the terms of the Confidentiality Agreement related to non-use and non-disclosure, and each other agreement, document, instrument or certificate contemplated hereby or to be executed in connection with the transactions contemplated hereby, represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements among the parties respecting the transactions contemplated hereby.

SECTION 11.4 Amendments and Waivers. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought; provided, however, that after receipt of the Stockholder Consent, no amendment shall be made to this Agreement that by Law requires further approval or authorization by the stockholders of the Company or Merger

Sub without such further approval or authorization. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

SECTION 11.5 Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement, including all claims (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (including any claim or cause or action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware.

SECTION 11.6 Jurisdiction and Venue. Except as otherwise expressly provided in this Agreement, any Proceeding against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case, in any state or federal court within the State of Delaware) (together with the appellate courts thereof, the “Chosen Courts”) and each of the parties hereby submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any such Proceeding. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Proceeding in any Chosen Court, (b) any claim that any such Proceeding brought in any Chosen Court has been brought in an inconvenient forum and (c) any claim that any Chosen Court does not have jurisdiction with respect to such Proceeding. To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein.

SECTION 11.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company prior to Closing, to:

Interline Brands, Inc.
701 San Marco Boulevard
Jacksonville, Florida 32207
Attn:	Chief Executive Officer
General Counsel
Facsimile: (856) 533-1566

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attn:	Robert C. Schwenkel, Esq.
David L. Shaw, Esq.
Facsimile: (212) 859-4000

If to Parent, Merger Sub and, post-Closing, the Surviving Corporation, to:

The Home Depot, Inc.
2455 Paces Ferry Road, N.W.
Atlanta, GA 30339
Attn:	Deputy General Counsel – Corporate Services and Store Operation
Vice President, Strategic Business Development
Facsimile: (770) 384-5842

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attn: Ethan A. Klingsberg, Esq.

Facsimile: (212) 225-3999

If to Representative, to:

GS Capital Partners VI, L.P.
c/o Goldman Sachs & Co.
200 West Street
New York, NY 10282-2198
Fax: (212) 357-5505
Attn:	Bradley Gross
Christopher Crampton
Facsimile: (212) 357-5505

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attn:	Robert C. Schwenkel, Esq.
David L. Shaw, Esq.
Facsimile: (212) 859-4000

SECTION 11.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 11.9 Binding Effect; Assignment; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except, from and after the Effective Time, as contemplated by Section 3.3 (with respect to (i) the Stockholders’ right to receive the Per Share Closing Consideration, the Per Share Escrow Release Amount, the Per Share Representative Escrow Release Amount and the Per Share Positive Adjustment Amount, and (ii) the Optionholders’ right to receive the Option Cancellation Amount (other than with respect to Underwater Options)), and Section 7.7 (which provision is intended to be for the benefit of the Persons referred to therein and may be enforced by any such Person), nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, Parent, Merger Sub and, following the Closing, the Surviving Corporation may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder; provided, further, however, that in any such case, no assignment or delegation of any obligations hereunder shall relieve the assigning party of any its obligations hereunder. Without limiting the generality of the foregoing, the parties hereto acknowledge and agree that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (x) in any employees or former employees of the Company or any of its Subsidiaries, any participant in any Company Benefit Plan, or any dependent beneficiary thereof or (y) to continued employment with the Company or any of its Subsidiaries.

SECTION 11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

SECTION 11.11 Waiver of Jury Trial. Each party hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury in respect of any Proceeding directly or indirectly arising out of, under or in connection with this Agreement, any Company Documents, any Parent Documents or any transaction contemplated hereby or thereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Company Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.11.

SECTION 11.12 Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages or legal remedies, even if available, would not be an adequate remedy therefor. Therefore, it is accordingly agreed that, in addition to any other remedies, each party shall be entitled to seek equitable relief, including an injunction or injunctions to prevent or restrain any breach or threatened breach of this Agreement by any other party and to enforce specifically the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any other party, in the Chosen Courts, and appropriate injunctive relief may be applied for and granted in connection therewith. Each of the parties hereto hereby waives: (i) any defenses that a remedy at law would be adequate; and (ii) any requirement to post a bond or other security as a prerequisite to obtaining equitable relief.

SECTION 11.13 Representative.

(a) The Company agrees that GS Capital Partners VI, L.P. shall be the agent and attorney-in-fact for each of the Stockholders and the Optionholders to act as the Representative under this Agreement and the other agreements contemplated hereby in accordance with the terms of this Section 11.13. In the event of the resignation, death or incapacity of the Representative, a successor representative reasonably satisfactory to Parent shall thereafter be appointed by an instrument in writing signed by Parent and such successor representative.

(b) The Representative is hereby authorized and empowered to act for, and on behalf of, any or all of the Stockholders and the Optionholders (with full power of substitution in the premises) in connection with such matters as are reasonably necessary for the consummation of the transactions contemplated in this Agreement and the other agreements contemplated hereby including: (i) to receive all payments owing to the Stockholders or the Optionholders under this Agreement, (ii) to the extent within the power of the Stockholders and Optionholders to do so, to terminate, amend, waive any provision of, or abandon, this Agreement or the other agreements contemplated hereby, (iii) to act as the representative of the Stockholders and the

Optionholders to review and authorize all claims and disputes or question the accuracy thereof, (iv) to negotiate and compromise on their behalf with Parent any claims asserted hereunder and to authorize payments to be made with respect thereto, (v) to take such further actions as are authorized in this Agreement and the other agreements contemplated hereby, and (vi) in general, do all things and perform all acts, including executing and delivering all agreements (including the Escrow Agreement and the other agreements contemplated in this Agreement), certificates, receipts, consents, elections, instructions and other documents contemplated by, or deemed by the Representative to be necessary or desirable in connection with, this Agreement, the other agreements contemplated hereby and the transactions contemplated herein or therein. Parent and Merger Sub shall be entitled to rely on such appointment and to treat the Representative as the duly appointed attorney-in-fact of each Stockholder and Optionholder. Notices given to the Representative in accordance with the provisions of this Agreement shall constitute notice to the Stockholders and the Optionholders for all purposes under this Agreement.

(c) The appointment of the Representative is an agency coupled with an interest and is irrevocable and any action taken by the Representative pursuant to the authority granted in this Section 11.13 shall be effective and absolutely binding on each Stockholder and Optionholder notwithstanding any contrary action of or direction from such Stockholder or Optionholder, except for actions or omissions of the Representative constituting willful misconduct or gross negligence. The death or incapacity, or dissolution or other termination of existence, of any Stockholder or Optionholder shall not terminate the authority and agency of the Representative. Parent, Merger Sub and any other party to any document contemplated by this Agreement in dealing with the Representative may conclusively and absolutely rely, without inquiry, upon any act of the Representative as the act of the Stockholder or Optionholder.

(d) The Representative shall not be liable to any Stockholder, Optionholder or to any other Person (other than Parent or Merger Sub), with respect to any action taken or omitted to be taken by the Representative in its role as Representative under or in connection with this Agreement, unless such action or omission results from or arises out of willful misconduct or gross negligence on the part of the Representative, and the Representative shall not be liable to any Stockholder or Optionholder in the event that, in the exercise of his or its reasonable judgment, the Representative believes there will not be adequate resources available to cover potential costs and expenses to contest a claim made by Parent or Merger Sub.

(e) The Representative shall receive reimbursement from, and be indemnified from, the Representative Escrow Account, for any and all expenses, charges and liabilities, including reasonable attorneys’ fees, incurred by the Representative in the performance or discharge of its duties pursuant to this Section 11.13 (the “Representative Expenses”).

SECTION 11.14 Legal Representation.

(a) In any dispute or Proceeding arising after the Effective Time relating to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, the parties agree that any of the Stockholders or the Optionholders shall have the right, at their election, to retain the firm of Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried

Frank”) to represent such Stockholder or Optionholder or their respective Affiliates in such matter, and Parent and the Surviving Corporation (on behalf of themselves, their respective Affiliates, directors, officers, employees and representatives and their respective successors and assigns) hereby irrevocably waive any conflicts that may arise in connection with Fried Frank representing any such Stockholders or Optionholders or their respective Affiliates after the Closing as such representation may relate to Parent, Merger Sub, the Company, the Surviving Corporation and its Subsidiaries, and, in each case, the negotiation, documentation and consummation of the transactions contemplated hereby.

(b) Each of the parties further agrees that, as to all communications involving attorney-client confidences among Fried Frank, the Company, any of its Subsidiaries and any Stockholder or any Optionholder or their respective Affiliates relating to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, the attorney-client privilege belongs to such Stockholder or Optionholder or Affiliate, as applicable, and shall not pass to or be claimed by the Surviving Corporation or any of its Subsidiaries or Affiliates.

(c) If the transactions contemplated by this Agreement and the other agreements contemplated hereby are consummated:

(i) the Surviving Corporation and its Subsidiaries and Affiliates shall have no right of access to or control over any of Fried Frank’s records related to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, which shall become the property of (and be controlled by) the Stockholders or the Optionholders, as applicable; and

(ii) it would be impracticable to remove from the records (including emails and other electronic files) of the Company and its Subsidiaries any privileged communications with Fried Frank and the parties agree that no attorney-client privilege is waived or intended to be waived by allowing such material to remain in the files of the Company or its Subsidiaries.

(d) Furthermore, in the event of a dispute between any Stockholders or the Optionholders, on the one hand, and the Company or any of its Subsidiaries, on the other hand, arising out of or relating to any matter related to the negotiation, documentation and consummation of the transactions contemplated by this Agreement in which Fried Frank acted for them both, none of the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege will protect from disclosure to the Stockholders or the Optionholders, as applicable, any information or documents developed or shared during the course of Fried Frank’s joint representation of the Stockholders and the Optionholders and the Company and its Subsidiaries.

(e) Notwithstanding the foregoing, (i) none of the Surviving Corporation or any of its Subsidiaries is waiving any attorney-client privilege (including relating to the negotiation, documentation and consummation of the transactions contemplated by this

Agreement) or work product protection in connection with any third-party litigation and the Surviving Corporation and its Subsidiaries may assert any such privilege or protection to prevent disclosure of confidential communications by Fried Frank in connection with any such third-party litigation, and (ii) for the avoidance of doubt, this Section 11.14 shall not apply to any representation by Fried Frank of any Stockholder or Optionholder (or their respective Affiliates) unrelated to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or the representation of any other Person by Fried Frank.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

INTERLINE BRANDS, INC.

By:	/s/ Michael Agliata
	Name:	Michael Agliata
	Title:	VP, General Counsel & Secretary

THE HOME DEPOT, INC.

By:	/s/ Carol B. Tomé
	Name:	Carol B. Tomé
	Title:	Executive Vice President—Corporate Services and Chief Financial Officer

CHARIOT MERGER SUB, INC.

By:	/s/ Carol B. Tomé
	Name:	Carol B. Tomé
	Title:	Vice President & Treasurer

GS CAPITAL PARTNERS VI, L.P.
(solely in its capacity as the Representative)

By:	/s/ Bradley Gross
	Name:	Bradley Gross
	Title:	Vice President

Signature Page To Merger Agreement